UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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IDEXX Laboratories, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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One IDEXX Drive

Westbrook, Maine 04092

March 28, 2012

Dear Stockholder:

We invite you to attend our annual meeting of stockholders on Wednesday, May 9, 2012, beginning at 10:00 a.m., local time, at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine. At the annual meeting, we will conduct the business described in the attached notice and proxy statement. In addition, we will report on our business and introduce you to our directors and executive officers.

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or about March 28, 2012, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders of record and beneficial owners as of the close of business on March 12, 2012. All stockholders and beneficial owners will have the ability to access all of the proxy materials on a Web site referred to in the Notice of Internet Availability or request to receive a printed or emailed set of proxy materials. These proxy materials will be available free of charge.

Whether you own few or many shares of stock, it is important that your shares be represented and voted at the annual meeting. Stockholders can vote their shares by telephone or via the Internet. Instructions for using these convenient services are provided in the proxy statement. You also can vote your shares by requesting a paper proxy card and completing, signing and returning it by mail. If you decide to attend the annual meeting, you will be able to vote in person, even if you previously have voted by another means.

If you are unable to attend the annual meeting, you can listen to a live Webcast of the meeting on the Internet. You can access the Webcast from the home page of our Web site, idexx.com. However, since you cannot vote your shares via the Webcast, it is important that you timely vote your shares in advance, using one of the procedures mentioned above and as more fully described in the proxy statement.

We look forward to your participation in the annual meeting.

Sincerely,

Jonathan W. Ayers President, Chief Executive Officer and Chairman of the Board of Directors

One IDEXX Drive

Westbrook, Maine 04092

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of IDEXX Laboratories, Inc., will be held on Wednesday, May 9, 2012, at 10:00 a.m., local time, at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine 04092 for the following purposes:

1.	Election of Directors. To elect the three Class I directors listed in the attached proxy statement for three-year terms (Proposal One);

2.	Advisory Vote to Approve Executive Compensation. To approve a nonbinding advisory resolution on the company’s executive compensation program (Proposal Two);

3.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the selection by the audit committee of the board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year (Proposal Three); and

4.	Other Business. To conduct such other business as may properly come before the annual meeting or any adjournments or postponements thereof, including approving any such adjournment or postponement, if necessary. Please note that at this time we are not aware of any such business, and the dates have passed for presenting any stockholder proposals pursuant to the company’s amended and restated bylaws or pursuant to Rule 14a-8 of the Securities and Exchange Commission rules.

Pursuant to the company’s amended and restated bylaws, the board of directors has fixed the close of business on March 12, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.

If you would like to attend the annual meeting or vote at the annual meeting, you must bring a form of personal identification. If your shares are held by a broker, bank or other nominee, you also must bring to the annual meeting a letter from the nominee confirming your beneficial ownership of such shares and, if you intend to vote the shares, a proxy permitting you to vote the shares.

By order of the board of directors,

Conan R. Deady, Secretary

Westbrook, Maine

March 28, 2012

It is important that your shares be represented and voted at the annual meeting. You can submit a proxy by telephone or Internet. Alternatively, you may request a paper proxy card, which you may complete, sign and return by mail.

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

May 9, 2012

This proxy statement and the accompanying materials are being provided to you in connection with the solicitation by the board of directors of IDEXX Laboratories, Inc. of proxies to be voted at our 2012 annual meeting of stockholders and at any adjournment or postponement thereof. References in this proxy statement to “we”, “us”, the “company” or “IDEXX” refer to IDEXX Laboratories, Inc. and its consolidated subsidiaries.

We are a Delaware corporation and were incorporated in 1983. Our principal executive offices are located at One IDEXX Drive, Westbrook, Maine 04092. References to our Web site in this notice and proxy statement are inactive textual references only and the contents of our Web site should not be deemed incorporated by reference into this notice or proxy statement for any purpose.

In accordance with the rules and regulations of the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders via the Internet. If you received a “Notice of Internet Availability” by mail, you will not receive a printed copy of the proxy materials unless you specifically request a printed copy. Instead, the Notice of Internet Availability will instruct you how to access and review all of the important information contained in the proxy materials. The Notice of Internet Availability also instructs you how to submit your proxy on the Internet. If you would like to receive a printed or emailed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

The Notice of Internet Availability is first being sent to stockholders on or about March 28, 2012. Also on March 28, 2012, we will first make available to our stockholders the proxy statement and the form of proxy relating to the 2012 annual meeting, as well as our annual report for the year ended December 31, 2011, or 2011 annual report.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

How Proxies Work

IDEXX’s board of directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the annual meeting in the manner that you direct, or if you do not direct us, in the manner as recommended by the board of directors in this proxy statement. You can vote for the director nominees or withhold your vote for one or all nominees. You also can vote for or against the other proposals or abstain from voting. If you request a proxy card, and return your signed proxy card, but do not give voting instructions, the shares represented by that proxy will be voted “FOR” each proposal as recommended by the board of directors.

Who Can Vote

Holders of IDEXX common stock at the close of business on March 12, 2012 are entitled to receive notice of and to vote their shares at the annual meeting. As of March 12, 2012, there were 55,129,353 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.

Most IDEXX stockholders hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

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Stockholder of Record: If your shares are registered directly in your name with IDEXX’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record of those shares and these proxy materials are being made available directly to you by IDEXX. As the stockholder of record, you have the right to grant your voting proxy directly to IDEXX or to vote in person at the annual meeting.

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Beneficial Owner: If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being made available to you through your bank, broker, trustee, or nominee, who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee, or nominee on how to vote and are also invited to attend the meeting. Your bank, broker, trustee, or nominee is obligated to provide you with voting instructions for use in instructing the bank, broker, trustee or nominee how to vote these shares. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you have a proxy from the bank, broker, trustee or nominee that holds the shares giving you the right as beneficial owner to vote your shares at the annual meeting.

How to Vote

You can vote in person at the annual meeting or by proxy. We recommend that you submit a proxy even if you plan to attend the annual meeting. You can revoke your proxy and change your vote at the annual meeting in one of the ways described below. All shares represented by proxies that have been properly voted and not revoked will be voted at the annual meeting.

We are offering stockholders four methods of voting:

•	You may vote over the Internet.

•	You may vote by telephone.

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You may request a paper proxy card from us, and indicate your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the prepaid envelope accompanying the paper proxy card.

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You may vote in person at the annual meeting. If you attend the annual meeting, you will be able to vote your shares, even if you already voted by Internet, telephone or mail. However, if you are the beneficial owner of shares held in street name, you must obtain a proxy, executed in your favor, from the bank, broker, trustee or other nominee to be able to vote in person at the annual meeting.

Revoking a Proxy

You can revoke your proxy, whether it was given by Internet, telephone or mail, before it is voted by:

•	Providing written notice to the corporate secretary of IDEXX before or at the annual meeting prior to the voting on any proposal;

•	Submitting a new proxy with a later date, including a proxy given via the Internet or by telephone; or

•	Voting by ballot at the annual meeting.

The last vote you submit chronologically (by any means) will supersede your prior vote(s). Your attendance at the annual meeting will not, by itself, revoke your proxy.

Quorum

In order to transact business at the annual meeting, we must have a quorum. This means that at least a majority of the issued and outstanding shares entitled to vote must be represented at the annual meeting, either by proxy or in person. Abstentions and broker nonvotes (which are described below) are counted as present and entitled to vote for purposes of determining a quorum. Treasury shares, which are shares owned by IDEXX itself, are not voted and do not count towards establishing a quorum. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Votes Needed

The director nominees who receive the most votes at the meeting will be elected to fill the seats on the board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count as votes cast. Abstentions and broker nonvotes (which are described below) are not counted as votes cast and, therefore, will have no effect on the outcome of the matters to be voted on at the annual meeting. Votes will be tabulated by an independent inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker nonvotes. The preliminary voting results will be announced at the meeting. The final voting results will be tallied by the inspector of elections and reported in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the meeting.

If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of the appointment of our independent registered public accounting firm is considered to be a discretionary item on which banks and brokerage firms may vote. The election of directors, and the advisory vote to approve executive compensation, are non-discretionary items on which banks and brokerage firms may not vote. In the case of non-discretionary items, the shares will be treated as “broker nonvotes.” “Broker nonvotes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

Conduct of the Annual Meeting

Rules for the conduct of the annual meeting will be available at the annual meeting. Under our amended and restated bylaws, the chairman may adopt rules and procedures that he believes are appropriate to ensure that the annual meeting is conducted properly.

Webcast of Annual Meeting

Our annual meeting will be Webcast live on the Internet at 10:00 a.m., local time, on May 9, 2012. The Webcast will include consideration of the proposals and our chief executive officer’s presentation regarding our business, and will provide audio and the accompanying graphic presentation, but will not include the question-and-answer session that follows the presentation. People accessing the Webcast will not be able to ask questions or otherwise participate during the meeting. You can access the Webcast from the home page of our Web site, idexx.com. Since you cannot vote your shares via the Webcast, it is important that you vote your shares in advance of the annual meeting, using one of the procedures described above.

Voting on Other Matters

If other matters are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date of this proxy statement, we do not know of any other matters to be raised at the annual meeting and the dates by which other matters must have been submitted by our stockholders pursuant to Rule 14a-8 of the SEC rules or our amended and restated bylaws have passed.

Solicitation of Proxies

IDEXX will pay the expenses of the board of directors’ solicitation of proxies. Proxies can be solicited on our behalf by directors, officers or employees, without additional remuneration, in person or by telephone, by mail, electronic transmission and facsimile transmission. We have hired MacKenzie Partners, Inc., to distribute and solicit proxies. We will pay MacKenzie Partners, Inc. a fee of approximately $6,000, plus reasonable out-of-pocket expenses, for its services.

Brokers, banks, trustees and other nominees will be requested to make available proxy-soliciting material to the owners of common stock held in their names and, as required by law, IDEXX will reimburse them for their reasonable out-of-pocket expenses for this service.

Householding of Annual Meeting Materials

Some beneficial holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Notice of Internet Availability may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the Notice of Internet Availability, proxy statement or annual report if you call or write us at the following address or telephone number: Investor Relations, IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine, 04092, Telephone: 207-556-8155. If you want to receive separate copies of the Notice of Internet Availability, proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

CORPORATE GOVERNANCE

Board of Directors

Our board of directors, which we refer to as the board of directors or the board, consists of eight members. The board meets throughout the year on a set schedule, and also holds special meetings and acts by written consent from time to time as appropriate. The board has delegated various responsibilities and authority to different board committees as described below under the heading “Committees of the Board.”

The board of directors is responsible for monitoring the overall performance of IDEXX. Among other things, the board of directors, directly and through its committees, establishes corporate policies, oversees compliance and ethics, reviews the performance of the chief executive officer, reviews and approves the annual budget, oversees the management of risk, reviews and approves certain transactions, and reviews the company’s long-term strategic plans. You can access a description of the board’s involvement in IDEXX’s strategic planning process on the Internet at www.idexx.com/view/xhtml/en_us/corporate/governance/strategic-planning.jsf, or by contacting our corporate secretary at the company’s headquarters address.

In accordance with general corporate legal principles applicable to corporations organized under the laws of Delaware, the board of directors does not control the day-to-day management of IDEXX. Members of the board of directors keep informed about IDEXX’s business by participating in board and committee meetings, by reviewing analyses and reports regularly sent to them by management, and through discussions with the chief executive officer and other officers and members of management.

Directors are responsible for attending board meetings and meetings of committees on which they serve, and for devoting the time needed and meeting as frequently as necessary to discharge their responsibilities properly. The board of directors held seven meetings and board committees held 19 meetings in 2011. Each of our directors attended 75 percent or more of the meetings of the board and board committees on which he or she served in 2011. It is our policy to schedule board and committee meetings to coincide with the annual meeting of stockholders, and directors are expected to attend the annual meeting. Last year, all of the individuals then serving as directors attended our annual meeting.

Director Independence

Under our corporate governance guidelines, a substantial majority of our directors must be “independent” as defined by the rules of the NASDAQ Global Market. Under the charters of each of the standing committees of our board, each of the members of those committees is required to be independent as defined by those rules. In addition, under the audit committee charter, each member of the audit committee is required to satisfy the independence criteria set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the 1934 Act. Our nominating and governance committee annually determines the independence of each director. In February 2012, the nominating and governance committee determined that each director who served as a director during any part of 2011, other than Mr. Ayers, who is our president and chief executive officer, was independent under the rules of the NASDAQ Global Market and that each member of the audit committee satisfied the independence criteria of Rule 10A-3(b)(1) under the 1934 Act.

In determining Mr. McKeon’s independence, the board of directors considered Mr. McKeon’s position as an executive officer of Iron Mountain Incorporated, a provider of document storage and escrow services for the company. The board considered such factors including, but not limited to, the fact that the company’s relationship with Iron Mountain predated Mr. McKeon joining Iron Mountain, that Mr. McKeon did not participate in the negotiation of any transactions with Iron Mountain for its services, that such services were provided on arm’s- length terms and conditions and in the ordinary course of business, and that the services provided by Iron Mountain were routine and limited in scope (the company paid Iron Mountain $153,040 in 2011 for document storage and escrow services). The board concluded that these factors would not ultimately affect Mr. McKeon’s independence.

Related Party Transactions

Our board has adopted a written related person transaction policy under which the audit committee is required to review and approve any transaction involving more than $120,000 in which the company is a participant and in which any related person has or will have a direct or indirect material interest. A related person under this policy is any executive officer, director, nominee for director, or holder of 5% or more of the company’s common stock, or an immediate family member of any of those persons. The audit committee may approve any such transaction only if it determines that, under all of the circumstances, the transaction is not inconsistent with the best interests of the company. The board has reviewed the company’s relationship with Iron Mountain described above and determined that it is not a related person transaction that requires approval under our related person transaction policy because Mr. McKeon does not have a direct or indirect material interest in the transaction as defined in the policy. Specifically, the policy provides that a direct or indirect material interest does not arise solely from the related person’s position as an executive officer of another entity involved in a transaction with the company, where (a) the related person owns less than a 10% equity interest in such entity, (b) the related person and his immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenue of the other entity involved in the transaction, and (d) the amount involved in the transaction equals less than 3% of the consolidated gross revenues of the company for its most recent fiscal year. The audit committee concluded that each of these elements of the exclusion was met and that the company’s relationship with Iron Mountain is not a related person transaction under the policy.

Item 404(a) of Regulation S-K requires the company to disclose in its proxy statement any transaction involving more than $120,000 in which the company is a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the company’s common stock, or an immediate family member of any of those persons. Item 404(a) does not include the same exclusion from the definition of “direct or indirect material interest” as the company’s related party transaction policy. Since January 1, 2011, the only transaction between the company and a related person was the company’s use of Iron Mountain’s document storage and escrow services described above. The fees paid Iron Mountain exceeded $120,000 for the first time in 2011.

Committees of the Board

The board of directors has established audit, compensation, nominating and governance, and finance committees, each of which is described briefly below. Each of these committees acts pursuant to a written charter that is approved by the board and reviewed annually by the applicable committee and the board of directors. Current copies of each committee’s charter can be accessed on the Internet at www.idexx.com/view/xhtml/en_us/corporate/corporate-governance.jsf or by contacting the corporate secretary at the company’s headquarters address.

Audit Committee

The audit committee is a separately designated standing audit committee, and is responsible for overseeing the accounting, internal control, financial reporting and audit processes of the company, including the selection and retention of IDEXX’s independent auditors. The current audit committee members are Mr. McKeon (chairman), Dr. Johnson and Messrs. Craig and Vumbacco, each of whom has been determined by our board of directors to satisfy the heightened criteria for independence and other requirements applicable to members of audit committees under the rules of the NASDAQ Global Market and the independence rules contemplated by Rule 10A-3 under the 1934 Act. The nominating and governance committee of the board has determined that each member of the audit committee has the financial or accounting experience or background required by the rules of the NASDAQ Global Market, and that each of Messrs. McKeon and Vumbacco is an “audit committee financial expert” as defined by the SEC.

The audit committee oversees elements of the company’s risk management activities and also reviews and approves all related party transactions. The audit committee meets from time to time with IDEXX’s financial personnel, other members of management, internal audit staff and independent auditors regarding these matters. The audit committee met nine times in 2011. The committee has adopted procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of any concerns regarding questionable accounting or auditing matters. The audit committee may retain independent counsel, accountants, or others to assist it in the conduct of any investigation, and the company will provide appropriate funding for payment of such services, as determined by the audit committee.

Compensation Committee

Committee Responsibilities and Members. The compensation committee oversees the management compensation philosophy and practices of IDEXX, evaluates the performance of the chief executive officer, determines the compensation of the chief executive officer and approves the compensation of the other executive officers, reviews succession plans for the chief executive officer and management’s overall leadership development plan, oversees the company’s equity compensation and benefit plans, reviews compliance by executive officers and directors with the company’s stock ownership and retention guidelines, reviews compensation of directors, analyzes the risks associated with the company’s compensation practices and reviews the Compensation Discussion and Analysis required to be included in the annual proxy statement. The compensation committee charter does not provide for any delegation of these compensation committee duties except to a sub-committee or individual members of the committee as it may determine. The committee has delegated to the chairman of the compensation committee the authority to grant equity awards to new officers of the company between scheduled meetings of the committee following consultation with the chief executive officer.

The compensation committee reviews director compensation periodically and makes a recommendation to the board. The chief executive officer, general counsel and corporate vice president of human resources assist the committee in its review of director compensation by providing information and preparing meeting materials. No other executive officers of the company are involved in the board’s review and determination of director compensation.

The current compensation committee members are Messrs. Murray (chairman), Craig, End and McKeon, each of whom is independent under the rules of the NASDAQ Global Market.

Committee Procedures. Compensation committee meetings are scheduled and agendas determined through consultation among the chief executive officer, the general counsel, the vice president of human resources, and the committee chair. In February of each year, the committee meets to award the chief executive officer’s bonus, and to review and approve the chief executive officer’s recommended bonuses for other executive officers, for the year just concluded. At this meeting, the committee also determines the annual equity award and current year base salary for the chief executive officer and reviews and approves the chief executive officer’s recommendations for equity awards and current year base salaries for the other executive officers, making such changes to the chief executive officer’s recommendations as it deems appropriate. The committee meets at other times during the year as needed to review executive compensation and otherwise to perform the duties described in its charter. During 2011, the committee met four times.

Use of Compensation Consultants. The compensation committee has authority to engage advisers to support its work at the company’s expense. The committee has engaged Frederic W. Cook & Co., Inc., or FW Cook, to serve as consultant to the committee, with the following duties generally:

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providing the committee with analysis pertaining to executive and director compensation program design, including industry survey analysis, explanation of trends, best practices, and regulatory changes;

•	recommending a relevant group of peer companies against which to assess competitiveness and appropriateness of IDEXX’s executive and director compensation;

•	analyzing peer companies’ annual executive and director compensation to assist the committee in determining the appropriateness of IDEXX’s executive and director compensation;

•	reviewing any proposed changes to executive and director compensation program design;

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analyzing the company’s compensation practices to assist the committee in determining whether risks arising from such practices are reasonably likely to have a material adverse effect on the company; and

•	providing specific analysis periodically as requested by the committee.

During 2011, the committee engaged FW Cook to analyze and modify the relevant group of peer companies used to assess competitiveness and appropriateness of IDEXX’s executive compensation; to review competitiveness and appropriateness of the total compensation of the company’s executive officers; to review the appropriateness of IDEXX’s director compensation; to advise on administration of the 2009 Stock Incentive Plan, or 2009 Plan, and the requirements of Section 162(m) of the Internal Revenue Code; to review compensation disclosure materials; to analyze the company’s compensation practices to assist the committee in determining whether risks arising from such practices are reasonably likely to have a material adverse effect on the company; and to update and advise the committee on general trends and regulatory developments in executive and director compensation with respect to total compensation, forms of compensation and stock compensation. Specific actions resulting from the analysis included modification to director compensation, adoption of a formal executive compensation philosophy as a working guide for the compensation committee, and a revision to the executive change in control agreements eliminating the excise tax gross-up provision.

FW Cook is engaged by the compensation committee and provides consulting support to the compensation committee. FW Cook provides no services to the company other than those provided to the committee. The chair of the compensation committee reviews and approves all invoices pertaining to services provided by FW Cook. Members of management work with FW Cook to the extent necessary to provide FW Cook with information necessary for its consulting work and to prepare materials for committee and board review.

Analysis of Risk Associated with Compensation Practices. In January 2010, the compensation committee engaged FW Cook to conduct an analysis of the company’s compensation practices to assist the committee in determining whether those practices created risks that were reasonably likely to have a material adverse effect on the company. Each year since then, the committee has engaged FW Cook to review the actions taken by IDEXX during the prior year to modify compensation practices and to analyze if such actions changed FW Cook’s conclusions regarding risk associated with compensation practices.

As part of its original analysis FW Cook reviewed the company’s enterprise risk assessment to identify the level of risk associated with each of the company’s business units and then reviewed all of the company’s compensation plans in each business unit to determine the alignment of those plans with sound compensation design principles. In its review of the company’s compensation plans FW Cook considered, among other things:

•	the balance between fixed and variable pay;

•	the mix of financial and non-financial measures of performance;

•	the ability to apply discretion to incentive awards to mitigate the incentive for excessive risk taking;

•	the mix of short- and long-term incentives that encourage consistent performance over a sustained period;

•	the mix of equity award types, including stock options and restricted stock units; and

•	the existence of stock ownership requirements that align employee and stockholder interests.

Based on this review FW Cook concluded that no individual business units posed a significant risk to the overall enterprise and that the company’s incentive plans are well-aligned with good compensation design principles. The committee then determined that the company’s compensation practices were not reasonably likely to have a material adverse effect on the company.

In February 2011 and in February 2012, FW Cook confirmed that actions taken by IDEXX during 2010 and 2011, respectively, to modify compensation practices did not change the conclusions of FW Cook regarding risk associated with compensation practices and the compensation committee again determined that the company’s compensation practices were not reasonably likely to have a material adverse effect on the company.

Role of Company Executives. As provided by the compensation committee charter, IDEXX’s chief executive officer is responsible for recommending to the compensation committee annual compensation for the rest of the executive officers, all of whom report to him. The compensation committee approves compensation for these executive officers and may make such changes to the compensation recommended by the chief executive officer as it deems appropriate. The compensation committee charter also provides that the committee determines the chief executive officer’s annual compensation and meets without the presence of any executive officers of the company when approving or deliberating on chief executive officer compensation.

In addition to the chief executive officer, the company’s corporate vice president of human resources and general counsel also work with the committee chair to set committee agendas, prepare materials for committee meetings, and generally attend meetings and prepare meeting minutes. However, members of management, including the chief executive officer, are not present in committee meetings when matters related to their individual compensation are under discussion. No other executive officer is involved in supporting compensation committee activities or executive compensation recommendations.

Compensation Committee Interlocks and Insider Participation. Messrs. Murray (chairman), Craig, End and McKeon served on the compensation committee during 2011. None of the members of the compensation committee has ever been an officer or employee of the company or any of its subsidiaries. Only Mr. McKeon has a relationship requiring disclosure under Item 404(a) of Regulation S-K, as described at page 5, involving his position as an executive officer of Iron Mountain, a provider of document storage and escrow services for the company. Described at page 5 under “Related Party Transactions”, this relationship between Iron Mountain and the company is not a related person transaction under the company’s related person transaction policy. During 2011, none of our executive officers served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as one of our directors or as a member of our compensation committee, or other committee serving an equivalent function.

Nominating and Governance Committee

The nominating and governance committee advises and makes recommendations to the board of directors with respect to corporate governance practices, including board organization, function, membership and performance. The nominating and governance committee may retain, at the company’s expense, independent counsel or other advisors as it deems necessary. The current nominating and governance committee members are Dr. Henderson (chairman) and Messrs. End and Murray, each of whom is an independent director as defined by the rules of the NASDAQ Global Market. The nominating and governance committee met three times in 2011.

The committee identifies, evaluates, recruits and makes recommendations to the Board regarding candidates to fill vacancies on the board, using criteria set forth in the company’s corporate governance guidelines as discussed below. The process followed by the nominating and governance committee to identify and evaluate candidates includes receiving recommendations from our directors, management and stockholders, holding meetings to evaluate biographical information and background material relating to potential candidates, and interviewing selected candidates.

In addition to receiving recommendations from our directors, management and stockholders, the nominating and governance committee, in some instances, will engage an executive search firm to assist in recruiting director candidates. In such cases, the search firm assists the nominating and governance committee in identifying potential candidates that fit the board’s search criteria; obtaining candidate resumes and other biographic information; conducting initial interviews to assess candidates’ qualifications, fit and interest in serving on the board; scheduling interviews with the nominating and governance committee, other members of the board, and management; performing reference checks; and assisting in finalizing arrangements with candidates who receive an offer to join the board.

Stockholders who want to recommend a nominee for director should submit the name of such nominee to the corporate secretary of IDEXX at the company’s headquarters address, together with biographical information and background material sufficient for the committee to evaluate the recommended candidate based on its selection criteria, and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the company’s common stock for at least a year as of the date such recommendation is made. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and governance committee will apply the same criteria, and follow substantially the same process, in considering stockholder recommendations that comply with these procedures as it does in considering other candidates. Stockholders also have the right under the company’s amended and restated bylaws to nominate director candidates directly, without any action or recommendation on the part of the nominating and governance committee or the board, by following the procedures described under “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders” on page 46 of this proxy statement. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on the company’s proxy card for the next annual meeting. Candidates nominated by stockholders in accordance with the procedures set forth in the amended and restated bylaws will not be included on the company’s proxy card for the next annual meeting, but may be included on proxies the nominating stockholders may seek independently.

The nominating and governance committee annually reviews the performance of the board, its committees and each of the directors. The nominating and governance committee is also responsible for annually reviewing with the board the requisite skills and criteria for all board members, as well as the composition of the board as a whole, and annually assessing, for each director or person nominated to become a director, the specific experience, qualifications, attributes and skills that lead the committee to conclude that such director or nominee should serve as a director, in light of the company’s business and structure. In performing these reviews, the nominating and governance committee gives appropriate consideration to each director’s or nominee’s:

•	reputation for integrity, honesty and adherence to high ethical standards;

•	demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the company;

•	willingness to contribute positively to the decision-making process of the company;

•

skills in one or more areas that are relevant to the company and its operations, including, without limitation, familiarity with science and technology, finance and accounting, marketing and product development, strategy, government regulation and affairs and/or corporate governance;

•	commitment to understand the company and its industry and to regularly attend and participate in board and committee meetings;

•

interest and ability to understand the sometimes conflicting interests of the company’s various constituencies, which include stockholders, employees, customers, government entities, creditors and the general public, and to act in the interests of all stockholders; and

•

absence of any conflict of interest, or appearance of a conflict of interest, that would impair the director’s ability to represent the interests of all the company’s stockholders and to fulfill the responsibilities of a director.

While we do not have a formal policy on diversity for board members, our corporate governance guidelines provide that the value of diversity will be considered when the nominating and governance committee considers nominees to the board and evaluates the composition of the board as a whole. In considering the value of diversity, the committee considers representation of different races, religions, national origins, gender, sexual orientations and disabilities, but also considers a range of different experiences, educations, backgrounds, skills and knowledge.

The board seeks a composition of members with experience in a variety of management disciplines, as set forth above. Typically each director will have extensive experience in one or more of these areas and the board collectively will have expertise in all of these areas. In February 2012, the nominating and governance committee reviewed the experience, qualifications, attributes and skills of each director and nominee, as described for each director under “Election of Directors” beginning on page 17, and concluded that they each had the requisite background to serve as a director in light of the company’s business and structure.

Finance Committee

The finance committee advises the board of directors with respect to financial matters, including capital structure and strategies, financing strategies, investment practices, major financial commitments, financial risk management, acquisitions and divestitures, and stock repurchase activities. In addition, the finance committee reviews and approves proposed acquisitions and divestitures having values up to $20 million. The current finance committee members are Drs. Johnson (chairman) and Henderson and Mr. Vumbacco. The finance committee met three times during 2011.

Board’s Leadership and Structure

The company’s corporate governance guidelines provide that the board is free to select the chairman of the board and the chief executive officer in any way it deems best for the company’s stockholders at any point in time. The board does not have a predetermined policy as to whether or not the roles of chairman of the board and chief executive officer should be separate. The corporate governance guidelines provide that the nominating and governance committee shall periodically assess the board’s leadership structure, including whether the offices of chairman of the board and chief executive officer should be separate and why the board’s leadership structure is appropriate given the specific characteristics or circumstances of the company. The chairman of the board is currently Mr. Ayers, the company’s chief executive officer. As described below, the company’s corporate governance guidelines provide that when the chairman of the board is not an independent director, the independent directors elect a lead director from among the independent directors. The lead director is currently Mr. End.

The lead director chairs meetings of the independent directors in executive session. Such executive sessions of independent directors occur at each regularly scheduled board meeting to discuss, among other matters, the performance of the chief executive officer. The lead director also: facilitates communications between other members of the board and the chairman of the board and/or chief executive officer (however, any director is free to communicate directly with the chairman of the board and chief executive officer); works with the chairman of the board and the chief executive officer in the preparation of the agenda for each board meeting; and consults with and advises the chairman of the board and/or the chief executive officer on matters relating to corporate governance and board functions.

The chairman of the board has no greater nor lesser vote on matters considered by the board than any other director. All directors, including the chairman, are bound by fiduciary obligations, imposed by law, to serve the best interests of the stockholders. As discussed above under “Director Independence” on pages 4-5, each director other than Mr. Ayers is an independent director under the rules of the NASDAQ Global Market, and every member of each standing board committee is also independent as defined by those rules. In addition, each member of the audit committee also satisfies the independence criteria of Rule 10A-3(b)(1) under the 1934 Act.

The board, upon the recommendation of the nominating and governance committee, has determined that its leadership structure of a combined full-time chairman of the board and chief executive officer, subject to oversight by the company’s independent directors, and with an independent lead director, is appropriate for the following reasons. The chief executive officer is responsible for the day-to-day management of the company and the development and implementation of the company’s strategy, and has access to the people, information, and resources necessary to facilitate board function. Therefore, the board believes that the chief executive officer is best positioned to develop the agenda for the board supported by regular consultation and input from the lead director, and to lead discussions at board meetings regarding the company’s strategy, operations and results. In addition, it is the board’s opinion that Mr. Ayers’s interests, including through a personal and meaningful ownership of the company’s shares, are aligned with the interests of the stockholders. Finally, as described above, oversight of the company is the responsibility of the board as a whole, which is comprised entirely of independent directors other than Mr. Ayers and has an independent lead director as described above.

Board’s Role in Risk Oversight

The company’s management is responsible for risk management on a day-to-day basis. The board oversees the risk management activities of management directly and through its committees by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, the board oversees risk management activities relating to business strategy, acquisitions, capital allocation, legal and regulatory risk, and operational risks; the audit committee oversees risk management activities related to certain financial risks; the compensation committee oversees risk management activities relating to the company’s compensation policies and practices and organizational risk; and the nominating and governance committee oversees risk management activities relating to board composition and function. Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate.

The company conducts an annual enterprise risk assessment as part of its annual strategic planning process. The risk assessment process involves an identification and assessment by senior line of business and functional leaders of the particular risks relevant to their lines of business and functional areas, the materiality of those risks and plans to mitigate these risks to the extent prudent and feasible. The identified risks are ranked based on probability of occurrence and severity of impact. Management shares the result of this risk assessment with the full board at its July meeting when the board discusses the company’s annual strategic plan and at other times during the year as part of normal business discussions. Certain key risks and related mitigation plans are also reviewed throughout the year either by the board or its committees.

The audit committee reviews linkages between the critical risk findings, management preparedness or plans to address those risks, and internal audit’s tests of those plans. The audit committee seeks to ensure that the internal audit department can perform its function by reviewing the charter, plans, activities, staffing and organizational structure of the internal audit department, and approving the appointment, replacement, reassignment or dismissal of the director of internal audit. The audit committee also provides an open channel of communication between internal audit and the board; meets independently with the company’s internal auditors, independent auditors and management; and discusses with management the company’s major policies with respect to risk assessment and risk management, including an annual review of the company’s insurance coverage.

Corporate Governance Guidelines and Code of Ethics

The board has adopted corporate governance guidelines, which you can access on the Internet at www.idexx.com/view/xhtml/en_us/corporate/corporate-governance.jsf. The board also has adopted a code of ethics that applies to all of our employees, officers and directors, which you can access at the Internet address above. You can receive copies of the guidelines or the code by contacting the corporate secretary at the company’s headquarters address. In addition, we intend to post on our Web site, idexx.com, all disclosures that are required by law or the NASDAQ Global Market listing standards concerning any amendments to, or waivers from, any provision of the code of ethics.

Among other matters, the guidelines provide as follows:

•	A substantial majority of the members of the board are independent directors, as defined by NASDAQ Global Market rules.

•	The audit, nominating and governance, compensation, and finance committees consist entirely of independent directors.

•

The nominating and governance committee recommends to the board for nomination all nominees for election to the board, except where the company is legally required by contract, by law or otherwise to provide third parties with the right to nominate directors.

•

The nominating and governance committee is responsible for periodically reviewing the requisite skills and criteria for board members, as well as the composition of the board as a whole, using the criteria described under “Nominating and Governance Committee” on pages 8-9.

•	The nominating and governance committee is responsible for annually assessing the performance of the board, its committees and each individual director.

•

When the chairman of the board is not an independent director, the independent directors elect a lead director, currently Mr. End, from among the independent directors. The lead director, among other responsibilities described under “Board’s Leadership and Structure” on page 10, chairs meetings of the independent directors and consults with the chairman of the board regarding meeting agendas.

•	Independent directors meet at each board meeting apart from management board members and other management representatives.

•	At least annually, the board reviews the company’s corporate strategy.

•	The board approves the chief executive officer’s goals annually.

•	At least annually, the compensation committee, in consultation with all independent directors, evaluates the performance of the chief executive officer.

•	The chief executive officer reports to the board at least annually on succession planning.

•	Board members have complete access to management and are encouraged to make regular contact.

•

The board will give appropriate attention to written communications that are submitted to the board by our stockholders. The process for submitting such communications to the board is described below under the heading “Communications from Stockholders.”

•

Individual directors whose professional responsibilities outside of their involvement with the company change from those held when they were last elected to the board (except for promotions) should volunteer to resign from the board, giving the board an opportunity to review the appropriateness of their continued board membership under the changed circumstances.

•	Any director who turns age 73 while serving as a director is expected to retire from the board effective at the next annual meeting of stockholders following the date on which he or she turns 73.

•

Directors cannot serve on more than four other public company boards, audit committee members cannot serve on more than two other public company audit committees, and directors who are chief executive officers of other companies cannot serve on more than two other public company boards (including the board of their employer).

•

Directors must inform the chairman of the board and the chairman of the nominating and governance committee of any public company directorship they have been offered before accepting such offer to ensure that acceptance of such directorship would not create a conflict with the director’s duties as a director of the company.

Communications from Stockholders

Written communications to the board can be submitted by electronic mail on our Web site by clicking on the “Contact Us” icon at www.idexx.com/view/xhtml/en_us/corporate/corporate-governance.jsf, or by writing to our general counsel at the company’s headquarters address. Under procedures approved by a majority of the independent directors, the general counsel will review such communications and will forward them to the lead director or the other members of the board if they relate to important substantive matters and include suggestions or comments considered to be important for the directors to know. In general, the general counsel will forward communications to the directors if they are relevant to IDEXX’s governance, ethics and policies.

Director Compensation

The following describes compensation earned by our nonemployee directors during 2011. Directors who are employees receive no additional compensation for serving on the board. Mr. Ayers is an employee of our company and receives no additional compensation for serving on the board. See “Executive Compensation – Summary Compensation Table” on page 34 for information about Mr. Ayers’s compensation.

Director Compensation

The table below sets forth compensation of the company’s nonemployee directors for 2011.

	September 30,		September 30,		September 30,	September 30,
Name	Fees Earned Or Paid In Cash		Stock Awards $ (4)		Option Awards $ (6)	Total Compensation

Thomas Craig	$65,000	(1)	$27,467		$82,495	$174,962
William T. End	82,500		27,467		82,495	192,462
Rebecca M. Henderson, PhD	65,000		27,467		82,495	174,962
Barry C. Johnson, PhD	67,500	(2)	27,467		82,495	177,462
Brian P. McKeon	72,500	(3)	27,467		82,495	182,462
Robert J. Murray	72,500		27,467	(5)	82,495	182,462
Joseph V. Vumbacco	62,500		27,467		82,495	172,462

(1)	Includes compensation in the amount of $65,000 deferred and issued as 843 deferred stock units, or DSUs, pursuant to the Director Deferred Compensation Plan, or Director Plan.

(2)	Includes compensation in the amount of $67,500 deferred and issued as 874 DSUs pursuant to the Director Plan.

(3)	Includes compensation in the amount of $16,250 deferred and issued as 229 DSUs pursuant to the Director Plan.

(4)	With the exception of Mr. Murray (see footnote 5), issued as DSUs pursuant to the Director Plan. Excludes DSUs received in lieu of fees as described in footnotes (1)—(3). Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (calculated by rounding $27,500 to the nearest share on the date of deferral). See Note 4 in the notes to consolidated financial statements included in the 2011 annual report for the relevant assumptions used to determine the valuation of our stock awards. As discussed under “Equity Compensation” below, directors receive only one DSU and option grant during the fiscal year. As of December 31, 2011, the following are the aggregate number of DSUs accumulated in each nonemployee director’s deferral account for all years of service as a director, including DSUs issued for deferred fees as well as DSUs issued as annual grants to directors: Mr. Craig, 14,110; Mr. End, 8,308; Dr. Henderson, 14,063; Dr. Johnson, 7,957; Mr. McKeon, 16,556; Mr. Murray, 7,465; Mr. Vumbacco, 783.

(5)	Issued as restricted stock units, or RSUs, pursuant to Mr. Murray’s election to receive RSUs in lieu of DSUs, upon his meeting the stock ownership guidelines in 2007, as described below under “Equity Compensation.”

(6)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 4 in the notes to consolidated financial statements included in the 2011 annual report for the relevant assumptions used to determine the valuation of our option awards. As of December 31, 2011, each nonemployee director had the following number of stock options outstanding: Mr. Craig, 33,524; Mr. End, 25,524; Dr. Henderson, 15,724; Dr. Johnson, 15,724; Mr. McKeon, 32,190; Mr. Murray, 21,924; Mr. Vumbacco, 7,470.

Cash Compensation

Each of our directors who was not an officer or employee of IDEXX receives an annual fee for services as a director that is paid quarterly. The annual fee rate was $50,000 for the first two quarters of 2011 and $65,000 for the second two quarters, which resulted in aggregate annual fees of $57,500. Each director could elect to defer any amount of these annual fees in the form of deferred stock units, or DSUs, under our Director Deferred Compensation Plan, or Director Plan. In addition, nonemployee directors received the following annual committee fees during 2011: $15,000 for the audit committee chairman and compensation committee chairman, $5,000 for other audit committee members, and $10,000 for the chairmen of other committees. Also effective May 4, 2011, the lead director’s fee was increased to $25,000. This fee is also paid quarterly and the $25,000 was prorated for the two quarters remaining in 2011. For the first two quarters of 2011, the lead director received a prorated annual fee of $15,000. Directors could elect to defer any amount of these committee fees in the form of fully vested DSUs. There were no fees for board meeting attendance.

Equity Compensation

During 2011, each of our nonemployee directors received an annual grant of DSUs with a value of approximately $27,500 (calculated by rounding to the nearest share on the date of deferral). The number of DSUs is determined by dividing such amount by the price of the company’s common stock on the date of grant of the award, which was in February in 2011 and will be in May in 2012. New nonemployee directors joining the board after the annual grants are granted a pro rata number of DSUs based on the number of months remaining until the next year’s annual grant. The DSUs vest one year from the grant date. Any director who meets the stock ownership guidelines described below at the time of the annual equity award grant may elect, in lieu of receiving DSUs, to receive a grant of restricted stock units valued at $27,500, which would vest one year from the date of grant.

During 2011, each of our nonemployee directors also received a nonqualified stock option to purchase shares of common stock, which was granted under the 2009 Plan. The option was equal to $82,495 in Black-Scholes-Merton value consistent with the valuation approach used to make executive awards. The option exercise price per share for each director stock option is equal to the last reported sale price for a share of the company’s common stock on the NASDAQ Global Market on the date the option is granted, which was in February of 2011 and will be in May of 2012. The options vest and become fully exercisable on the first anniversary of the date of grant. Upon a change in control (as described at pages 40-41), options granted to all optionees, including to nonemployee directors, are subject to the vesting provisions described on pages 40 and 43.

In 2012 the value of the annual grant of DSUs (and restricted stock units (or RSUs), if applicable) will increase to approximately $32,500 and the value of the annual grant of a nonqualified stock option to purchase shares of common stock will increase to $97,500. These awards will be granted on the day of the annual meeting of stockholders in May, rather than in February, starting in 2012.

In general, options granted under the 2009 Plan are not transferable, except by will or the laws of descent and distribution, and are exercisable during the lifetime of the director only while he or she is serving as a director of the company or within three months (or two years as described below) after he or she ceases to serve as a director of the company; provided, however, that the board has the discretion to allow a director to designate a beneficiary to exercise the options upon the director’s death. If a nonemployee director dies or becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code) while serving as a director, or dies within three months after ceasing to serve as a director, options are exercisable within one year following the date of death or disability. Options granted to directors since 2010 are exercisable for two years following the date of retirement, provided the director has served on the board for at least five years. Options granted after 2006 expire after seven years from the date of grant, and options granted prior to 2007 expire ten years from the date of grant.

Director Deferred Compensation Plan

DSUs are issued under the Director Plan, and subject to the terms of the stockholder approved 2009 Plan. The payment of fees in the form of DSUs is considered deferred compensation for federal income tax purposes. Any compensation deferred by a director is credited to an account established in the director’s name that is denominated as a number of DSUs having an aggregate value equal to the compensation deferred into such account divided by the price of a share of IDEXX common stock on the date of the applicable deferral. DSUs granted as described in the first paragraph under “Equity Compensation” above also are credited to this account. Director Plan account balances are not subject to any interest or other investment returns, other than returns produced by fluctuations in the price of a share of IDEXX common stock affecting the value of the DSUs in the account.

Directors may elect the timing of distribution of their shares under the Director Plan. A director can elect to receive his or her distribution in either (i) a single lump sum one year after the director’s last day of service on the board, or (ii) with respect to deferrals made on or after January 1, 2011, (a) in a single sum on a nondiscretionary and objectively determinable fixed date, or (b) in equal annual installments over four years on or after such fixed date. In addition, if the plan administrator of the Director Plan determines that a director has suffered an unforeseeable emergency, the plan administrator may authorize the distribution of all or a portion of the director’s DSUs. Upon distribution, the director receives the number of shares of IDEXX common stock equal to the number of DSUs in his or her account, or, if he or she elected installment distributions, the number of shares equal to the number of DSUs that are subject to the applicable distribution date.

Upon a change in control of the company, or a director’s death or disability, a director’s interest in his or her unvested DSUs will vest. A change in control under the Director Plan occurs upon the same events as under the Executive Deferred Compensation Plan as described at page 38. The shares of common stock in a director’s account will be distributed in a single lump sum as soon as practicable after a change in control.

Other Compensation

All directors are reimbursed for reasonable travel expenses incurred in connection with board and committee meetings. The company does not provide any other benefits including retirement benefits or perquisites to its nonemployee directors. Except as described in this “Director Compensation” section, the company does not have any other arrangements for compensation or consulting agreements with its directors, other than compensation in consideration of employment paid to directors who are officers or employees of the company.

Director Stock Ownership Guidelines

The board has adopted stock ownership guidelines for directors. Under the guidelines, nonemployee directors are expected to own a number of shares of the company’s common stock having a value of $250,000 by the fifth anniversary of their appointment to the board. Directors’ compliance with these guidelines is measured annually on September 30. Directly owned shares, vested DSUs credited to a director’s deferred compensation investment account, as described above, and vested RSUs are included in calculating stock ownership pursuant to these guidelines. As of the first such measurement date on which a director holds shares with a value of at least $250,000, he or she shall be deemed to have satisfied the stock ownership guidelines in all future periods, provided that he or she continues to own at least the number of shares owned as of such measurement date. When exercising stock options, nonemployee directors who have not satisfied the ownership guidelines must retain shares having a value of at least 50% of the value derived from the option exercise after payment of the exercise price and taxes.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the 1934 Act, IDEXX’s directors, executive officers and any persons holding more than ten percent of our outstanding common stock are required to report their initial ownership of common stock and any subsequent changes in their ownership to the SEC. The SEC has established specific due dates and IDEXX is required to disclose in this proxy statement any failure to file by those dates.

Based solely on our review of (i) copies of Section 16(a) reports that IDEXX received from such persons for their transactions during IDEXX’s 2011 fiscal year and (ii) written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for IDEXX’s 2011 fiscal year, IDEXX believes that none of such persons failed to file on a timely basis reports required by Section 16(a).

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS

The table below shows the number of shares of our common stock beneficially owned as of March 12, 2012 by (a) each of our directors; (b) each of our executive officers named in the Summary Compensation Table shown on page 34, whom we refer to as the named executive officers, and (c) directors and executive officers of IDEXX as a group. Unless otherwise indicated, each person listed below has sole voting and investment power with respect to the shares listed.

	September 30,		September 30,	September 30,	September 30,
Beneficial Owner	Number of Shares Owned (1)		Options Exercisable and RSUs Vesting (2)	Total Number of Shares Beneficially Owned (3)	Percentage of Common Stock Outstanding (4)

Jonathan W. Ayers	301,954		844,140	1,146,094	2.08%
Thomas Craig	2,920		33,524	36,444	*
William T. End	22,470		25,524	47,994	*
Rebecca M. Henderson, PhD	1,000		15,724	16,724	*
Barry C. Johnson, PhD	—		15,724	15,724	*
Brian P. McKeon	2,500		32,190	34,690	*
Robert J. Murray	37,259	(5)	21,924	59,183	*
Joseph V. Vumbacco	2,060		6,410	8,470	*

Michael J. Williams, PhD	4,110		65,324	69,434	*
Johnny D. Powers, PhD	2,230		25,315	27,545	*
Merilee Raines	184,451	(6)	167,529	351,980	*
William E. Brown III, PhD	2,560		37,520	40,080	*

All current directors and executive officers as a group (18 persons)	607,802		1,377,787	1,985,589	3.60%

*	Less than 1%

(1)	Does not include DSUs. See “Director Compensation” on pages 12-14 for a description of DSUs issued to our nonemployee directors under the Director Plan as annual equity grants and voluntary deferrals of annual fees. See “Executive Deferred Compensation Plan” on page 38 for a description of DSUs issued to our officers upon an officer’s voluntary deferral of his or her annual bonus. The individuals holding fully vested DSUs are at risk as to the price of IDEXX common stock in their investment accounts. DSUs carry no voting rights, but are included in calculating stock ownership for purposes of determining compliance with the company’s guidelines for directors and executive officers. The following directors and executive officers and the following group hold the indicated number of fully vested DSUs, resulting in the following total number of shares owned including DSUs:

	September 30,	September 30,
	DSUs	Total Number of Shares Owned Including DSUs

Jonathan W. Ayers	29,582	331,536
Thomas Craig	14,317	17,237
William T. End	8,308	30,778
Rebecca M. Henderson, PhD	14,063	15,063
Barry C. Johnson, PhD	8,193	8,193
Brian P. McKeon	16,556	19,056
Robert J. Murray	7,465	44,724	(5)
Joseph V. Vumbacco	783	2,843

Michael J. Williams, PhD	6,495	10,605
Johnny D. Powers, PhD	—	2,230
Merilee Raines	—	184,451	(6)
William E. Brown III, PhD	—	2,560

All current directors and executive officers as a group (18 persons)	105,762	713,564

(2)	Consists of options to purchase common stock exercisable, and RSUs vesting, on or within 60 days after March 12, 2012.

(3)	The number of shares beneficially owned by each person or group as of March 12, 2012 includes shares of common stock that such person or group had the right to acquire on or within 60 days after March 12, 2012, including but not limited to, upon the exercise of stock options or vesting of RSUs, but does not include DSUs.

(4)	For each individual and group included in the table, percentage of ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 55,129,353 shares of common stock outstanding on March 12, 2012 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days after March 12, 2012, including but not limited to, upon the exercise of stock options or vesting of RSUs, but excluding DSUs.

(5)	Includes 22,668 shares owned by the Robert J. Murray 2010 Qualified Annuity Trust.

(6)	Includes 13,430 shares owned by the Merilee Raines Charitable Remainder Trust.

OWNERSHIP OF MORE THAN FIVE PERCENT

OF OUR COMMON STOCK

The table below shows the number of shares of our common stock beneficially owned as of December 31, 2011 by each person or group known by us to own beneficially more than 5% of the outstanding shares of IDEXX common stock. Share totals and descriptions of each person or group are based solely upon information derived from Schedules 13G or 13G/A as filed by the following entities pursuant to Section 13 of the 1934 Act and the rules promulgated thereunder.

	September 30,	September 30,
Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding (1)

Ruane, Cunniff & Goldfarb Inc. (2) 767 Fifth Avenue New York, New York 10153	5,620,168	10.19%
T. Rowe Price Associates, Inc. (3) 100 East Pratt Street Baltimore, Maryland 21202	4,926,830	8.94%
Baron Capital Group, Inc. (4) 767 Fifth Avenue New York, New York 10153	3,522,432	6.39%
Neuberger Berman Group LLC (5) 605 Third Avenue New York, New York 10158	3,322,258	6.03%
BlackRock, Inc. (6) 40 East 52nd Street New York, New York 10022	2,891,699	5.25%
William Blair & Company, L.L.C. (7) 222 W Adams Chicago, Illinois 60606	2,837,607	5.15%

(1)	For each group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such group on December 31, 2011 by the 55,129,353 shares of common stock outstanding on March 12, 2012.

(2)	Based solely upon information derived from a Schedule 13G/A filed by Ruane Cunniff & Goldfarb Inc., it has the sole power to vote 3,594,999 shares and sole power to dispose of 5,620,168 shares.

(3)	Based solely upon information derived from a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“T. Rowe Price”), it has the sole power to vote 1,110,530 and sole power to dispose of 4,926,830 shares. These shares are owned by various individual and institutional investors for which T. Rowe Price serves as investment adviser with power to direct investments and/or power to vote the shares. For purposes of reporting requirements of the 1934 Act, T. Rowe Price is deemed to be a beneficial owner of such securities; however T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	Based solely upon information derived from a Schedule 13G/A filed by Baron Capital Group, Inc., BAMCO, Inc., a subsidiary of Baron Capital Group, Inc, Baron Capital Management, Inc., a subsidiary of Baron Capital Group, Inc., and Ronald Baron, who owns a controlling interest in Baron Capital Group, Inc. (i) Baron Capital Group, Inc. reported that it had shared voting power of 3,324,519 shares and shared dispositive power of 3,522,432 shares; (ii) BAMCO, Inc. reported that it had shared voting power of 3,031,150 shares and shared dispositive power of 3,229,063 shares; (iii) Baron Capital Management, Inc. reported that it had shared voting power and shared dispositive power of 293,369 shares; and (iv) Mr. Baron reported that he had shared voting power of 3,324,519 shares and shared dispositive power of 3,522,432 shares.

(5)	Based solely upon information derived from a Schedule 13G/A filed by Neuberger Berman Group LLC, Neuberger Berman LLC, which is controlled by Neuberger Berman Group LLC through its subsidiary, Neuberger Berman Holdings LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds, for which Neuberger Berman LLC and Neuberger Berman Management LLC serve as sub-adviser and investment manager, respectively, (i) each of Neuberger Berman Group LLC and Neuberger Berman LLC has shared power to vote 2,911,678 shares and shared power to dispose of 3,322,258 shares, (ii) Neuberger Berman Management LLC has shared power to vote and shared power to dispose of 2,478,166 shares, and (iii) Neuberger Berman Equity Funds has shared power to vote and shared power to dispose of 2,250,162 shares. Neuberger Berman Group LLC may be deemed to be a beneficial owner for purposes of Rule 13d-3 of the 1934 Act because certain affiliated persons have shared power to retain or dispose of the securities of many unrelated clients. Each of Neuberger Berman LLC and Neuberger Management LLC serve as subadvisor and investment manager, respectively, of Neuberger Berman Group LLC’s various registered mutual funds. Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and certain affiliated persons own no shares directly. As investment advisors, certain affiliated persons that are controlled by Neuberger Berman Group LLC have investment and voting powers with respect to the shares held. Neuberger Berman Group LLC, through its direct and indirect subsidiary Neuberger Berman Holdings LLC, controls Neuberger Berman LLC and certain affiliate persons. By reason of the provisions of Rule 13d-3 of the 1934 Act, each of Neuberger Berman Group LLC, Neuberger Berman LLC and Neuberger Berman Management LLC may be deemed to beneficially own the number of shares indicated above. Each of Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and certain affiliated persons disclaim beneficial ownership of any of the securities described above.

(6)	Based solely upon information derived from a Schedule 13G/A filed by BlackRock, Inc., it has sole power to vote and sole power to dispose of 2,891,699 shares.

(7)	Based solely upon information derived from a Schedule 13G/A filed by William Blair & Company, L.L.C., it has sole power to vote and dispose of 2,837,607 shares.

ELECTION OF DIRECTORS

(PROPOSAL ONE)

The board of directors is divided into three classes, designated as Class I directors, Class II directors and Class III directors. Members of each class hold office for three-year terms. Class I consists of three directors whose terms expire at the 2012 annual meeting of stockholders, Class II consists of two directors whose terms expire at the 2014 annual meeting of stockholders, and Class III consists of three directors whose terms expire at the 2013 annual meeting of stockholders.

The board, upon recommendation of the nominating and governance committee, has nominated William T. End, Barry C. Johnson, PhD, and Brian P. McKeon to serve as Class I directors with a term expiring at the 2015 annual meeting of stockholders. Mr. End, Dr. Johnson and Mr. McKeon are currently Class I directors and have indicated a willingness to serve, if elected. If none of the director nominees is unable to serve, proxies can be voted for a substitute nominee, unless the board chooses to reduce the number of directors on the board.

There are no family relationships among the executive officers or directors of IDEXX.

Information relating to each director is described below, including: his or her age and period of service as a director of the company; his or her business experience during the past five years (including directorships at other public companies); his or her membership on committees of the board of directors; and the other experience, qualifications, attributes or skills that led the nominating and governance committee and the board to conclude he or she should continue to serve as a director of the company. For a further discussion of the board’s process and reasons for nominating these candidates, see “Nominating and Governance Committee” on pages 8-9.

Nominees for Class I Directors Whose Terms Would Expire in 2015

William T. End Age 64	Director since July 2000 Lead Director Compensation Committee Nominating and Governance Committee

Mr. End was Chairman and Chief Executive Officer of Cornerstone Brands, Inc., a privately-held catalog retailer, from 1995 to 2001, and Executive Chairman of that company from 2001 until his retirement in 2002. In these executive roles Mr. End was responsible for all corporate functions as well as Board function and activity. Prior to joining Cornerstone Brands, Mr. End held various positions at Land’s End, Inc. from 1991 to 1995, including President and Chief Executive Officer. From 1975 to 1991, Mr. End held various positions at L.L. Bean, Inc., a privately-held catalog retailer, including Executive Vice President and Chief Marketing Officer. Mr. End has significant executive experience with a particular focus on marketing and product development. Mr. End was a director and chairman of Eddie Bauer Holdings, Inc., a catalog retailer, from 2005 to 2010, a director of New England Business Services, Inc., a business to business direct marketing company, from 2000 to 2003, Hannaford Bros. Co., a supermarket and grocery retailer, from 1995 to 2000, and Land’s End, Inc., a catalog retailer, from 1990 to 1995. He also has been a director of several non-public companies. In these capacities, Mr. End has developed significant experience with board function and corporate governance. Mr. End received a B.S.B.A. from Boston College and earned an M.B.A. from Harvard Business School. The board values Mr. End’s extensive public company board and general management experience, particularly in the areas of sales and marketing.

Barry C. Johnson, PhD Age 68	Director since March 2006 Audit Committee Finance Committee (Chair)

Dr. Johnson served as Dean, College of Engineering, Villanova University, from August 2002 until his retirement in May 2006. From July 2000 to April 2002, he served as Senior Vice President and Chief Technology Officer of Honeywell International, Inc., a worldwide diversified technology and manufacturing company with sales in 2001 exceeding $23 billion. As Chief Technology Officer, Dr. Johnson was responsible for setting the strategic direction and prioritization of Honeywell’s research and development organization, which was supported by a global network of more than 15,000 engineers, scientists and researchers. Prior to Honeywell, Dr. Johnson served in several roles beginning in 1976 at Motorola, Inc., a global leader in providing integrated communications solutions, including Corporate Vice President and Chief Technology Officer for that company’s Semiconductor Product Sector. Dr. Johnson also has board oversight and corporate governance experience from his service as a director since September 2005 of Rockwell Automation, Inc., a publicly-traded global automation solutions company, and as a director since August 2003 of Cytec Industries, Inc., a publicly-traded global specialty chemicals and materials company. Dr. Johnson earned a B.M.E. (Bachelor of Mechanical Engineering) from Villanova University and holds a Ph.D. and M.S. in metallurgical engineering and materials science from Carnegie-Mellon University. He also completed a three-year advanced business administration program through Arizona State University’s College of Business Administration. The board values Dr. Johnson’s substantial experience as a senior executive for, and director of, various technology companies and for his expertise in scientific research and product development.

Brian P. McKeon Age 49	Director since July 2003 Audit Committee (Chair) Compensation Committee

Mr. McKeon has served as Executive Vice President and Chief Financial Officer for Iron Mountain Incorporated since April 2007. Iron Mountain is a publicly-traded provider of information protection and storage services worldwide with over $3 billion in revenues during 2011. Mr. McKeon was also Executive Vice President and Chief Financial Officer of The Timberland Company from March 2000 to April 2007. Timberland is a publicly-traded provider of premium outdoor footwear, apparel and accessories that had over $1.5 billion in revenues in 2006, the last full fiscal year of Mr. McKeon’s tenure. From 1991 to 2000, Mr. McKeon held several finance and strategic planning positions with PepsiCo Inc., serving most recently as Vice President, Finance at Pepsi-Cola, North America. Prior to joining PepsiCo, Mr. McKeon worked as a strategy consultant with the Alliance Consulting group and as an auditor with Coopers & Lybrand. Mr. McKeon earned a B.S. from the University of Connecticut and received an M.B.A. from Harvard University. As a CPA with nearly 20 years of experience as a finance executive, the board values Mr. McKeon’s significant background in finance, financial reporting, financial controls, mergers and acquisitions and strategic planning.

Class II Directors Whose Terms Expire in 2014

Thomas Craig Age 57	Director since December 1999 Audit Committee Compensation Committee

Mr. Craig is a co-founder and Partner at Monitor Company Group, L.P., a global management consulting firm committed to helping clients improve their competitiveness and providing services in strategy consulting, capability building, and capital services. Mr. Craig has broad international and industry experience. He has worked in over 70 countries on six continents and has led over 400 projects over the past 33 years, mostly for Fortune 500 companies or their international equivalents, or at the highest levels of government. Mr. Craig is responsible for development of various emerging markets, as well as serving clients in North America. He is active in various executive education programs and leadership development initiatives. Mr. Craig received an A.B. from Princeton University and holds an M.B.A. from Harvard Business School. The board values Mr. Craig’s extensive experience in management consulting because it provides a unique global perspective on corporate growth strategy.

Rebecca M. Henderson, PhD Age 51	Director since July 2003 Finance Committee Nominating and Governance Committee (Chair)

Dr. Henderson joined Harvard Business School in July 2009 as the Senator John Heinz Professor of Environmental Management where she specializes in strategy and organizational change. In September 2011, Dr. Henderson received Harvard University’s highest faculty honor when she was named a Harvard University Professor. From 1998 to 2009, Dr. Henderson served as the Eastman Kodak Professor of Management at the Sloan School of the Massachusetts Institute of Technology. Dr. Henderson also has board oversight and corporate governance experience as a director since July 2009 of Amgen Inc., a publicly-traded human therapeutics company in the biotechnology industry, and as a director of several private company and non-profit organization boards. Dr. Henderson also has been a research fellow at the National Bureau of Economic Research since 1995, and sits on the editorial boards of Management Science, Research Policy, The Economics of Innovation and New Technology, and the Strategy Management Journal. Dr. Henderson holds an undergraduate degree from the Massachusetts Institute of Technology and a Ph.D. in business economics from Harvard University. Dr. Henderson has worked with numerous Fortune 500 companies on growth strategies related to innovation. The board values her substantial experience in corporate strategy with a focus on high-technology business.

Class III Directors Whose Terms Expire in 2013

Jonathan W. Ayers Age 56	Director and Chairman of the Board since January 2002

Mr. Ayers has been Chairman, President and Chief Executive Officer of IDEXX since January 2002. Prior to joining IDEXX, Mr. Ayers held various positions at United Technologies Corporation and its business unit Carrier Corporation. From 1999 to 2001, Mr. Ayers was President of Carrier Corporation, the then-largest business unit of United Technologies and the world’s largest manufacturer of commercial and residential HVAC systems and equipment and the leading producer of commercial and transport refrigeration equipment. From 1997 to 1999, Mr. Ayers was President of Carrier Asia Pacific Operations, and from 1995 to 1997, Mr. Ayers was Vice President, Strategic Planning at United Technologies. In his roles at United Technologies Mr. Ayers gained significant operating experience in leading a global business unit; developed management, finance and strategic planning skills; and developed experience in acquisition integration, line and international operations, and marketing and product development. Prior to joining United Technologies, from 1986 to 1995, Mr. Ayers held various positions at Morgan Stanley & Co. in mergers and acquisitions and corporate finance. Mr. Ayers worked as a strategy consultant for Bain & Company from 1983 to 1986 and was in the field sales organization of IBM’s Data Processing Division from 1978 to 1981. Mr. Ayers holds an undergraduate degree in molecular biophysics and biochemistry from Yale University and graduated from Harvard Business School in 1983. The board values Mr. Ayers’s significant and diverse experience in many areas that are relevant to the company and its operations, including global business management, international operations, financial and strategic planning, business development, marketing, product development and technology.

Robert J. Murray Age 70	Director since February 2005 Compensation Committee (Chair) Nominating and Governance Committee

Mr. Murray served as Chairman of the Board and Chief Executive Officer of New England Business Service, Inc., or NEBS, from 1995 until his retirement in 2004. NEBS was a publicly-traded business to business direct marketing company and had over $500 million in sales during the last fiscal year prior to Mr. Murray’s retirement. As the chief executive officer of NEBS, Mr. Murray was responsible for all aspects of the business. Mr. Murray held various executive positions at The Gillette Company from 1961 to 1995, including Executive Vice President, North Atlantic Group from 1991 to 1995, and Chairman of the Board of Management of Braun AG, a subsidiary of Gillette headquartered in Germany, from 1985 to 1990. In these positions, Mr. Murray developed substantial experience in international business operations and led all aspects of the business for these divisions. Mr. Murray has served as a director for the following public companies since the years indicated: The Hanover Insurance Group, Inc., a property and casualty insurance company (since 1996); LoJack Corporation, an automobile security system manufacturer (since 1992); Tupperware Brands Corporation, a consumer-direct seller of personal and household products (since 2004); and Delhaize Group, an international food retailer based in Belgium (since 2001). Mr. Murray received a B.S and B.A. from Boston College and an M.B.A. from Northeastern University and he completed Harvard Business School’s Advanced Management Program. The board values Mr. Murray’s background as a chief executive as well as a leader of a major business unit of a large multi-national corporation, and as a director of several public companies, which has provided him with extensive general management skills and experience in board function and corporate governance.

Joseph V. Vumbacco Age 66	Director since February 2010 Audit Committee Finance Committee

Mr. Vumbacco served as Chief Executive Officer of Health Management Associates, Inc., or HMA, from 2001 until June 2007, and as Vice Chairman and Director of HMA from June 2007 and 2001, respectively, until his retirement in December 2007. HMA is a premier operator of acute care hospitals in non-urban communities throughout the United States, and had over $4.1 billion in revenues during the last fiscal year prior to Mr. Vumbacco’s retirement. As the Chief Executive Officer of HMA, Mr. Vumbacco was responsible for all aspects of the business. Prior to becoming Chief Executive Officer, Mr. Vumbacco held several key positions at HMA from 1996, including Chief Operating Officer, Chief Administrative Officer, Executive Vice President, and President. Before joining HMA, Mr. Vumbacco had a nearly 15-year career with The Turner Corporation, a publicly-traded construction and real estate company, where he gained extensive operational and staff responsibilities, including as an Executive Vice President and as General Counsel. Mr. Vumbacco also served as Senior Vice President and General Counsel at The F&M Schaefer Corporation, a publicly-traded brewing company, and prior to that was an attorney at the Wall Street firm of Mudge Rose Guthrie & Alexander where he specialized in corporate and securities law. Mr. Vumbacco holds an undergraduate degree from Bowdoin College, a law degree from Syracuse University College of Law, and he also completed the Finance Program for Senior Executives at the Harvard Business School. Mr. Vumbacco’s substantial experience as a chief executive officer and chief operating officer is valued by the board because of his unique perspective on a broad range of general management, strategic, and operational matters.

Recommendation of the Board of Directors

The board of directors recommends that you vote FOR the election of the three Class I Director nominees listed above.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(PROPOSAL TWO)

As required by Section 14A of the 1934 Act, which was enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are asking our stockholders to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. This proposal is commonly referred to as “say-on-pay.”

At the 2011 annual meeting of stockholders, we asked our stockholders to approve the compensation of our named executive officers on an advisory basis as disclosed in the proxy statement for the 2011 annual meeting. Our stockholders overwhelmingly approved the proposal, with more than 97% of the votes cast in favor of the executive officer compensation. The board believes that this vote affirmed stockholders’ support of the company’s executive compensation program.

Also at the 2011 annual meeting, we asked our stockholders to indicate if we should hold an advisory vote to approve the compensation of our named executive officers every one, two or three years, and more than 93% of the votes cast were in favor of an annual advisory vote. Given this high vote in favor of an annual advisory vote, we are again asking our stockholders to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

As described in detail in our Compensation Discussion and Analysis beginning on page 24, we maintain a simple executive compensation program that consists almost entirely of base salary, annual discretionary bonus, and annual equity awards. These elements of compensation have been selected by the compensation committee because the committee believes that they effectively achieve the fundamental goals of our compensation program, which are to attract, motivate, retain and reward exceptionally talented executives; to align executive interests and stockholder interests through an appropriate mix of long-term and short-term incentives; and to maximize the financial efficiency of the program from risk, tax, accounting, and cash flow perspectives.

With very limited exceptions described under “Compensation Discussion and Analysis – Personal Benefits and Perquisites,” the company does not provide any compensation or benefit plans to executive officers that are not also available to other employees. The company differentiates among executive officers primarily based on size of annual bonuses and equity awards and, to a lesser extent, base salary. Annual compensation decisions for executive officers are made by the compensation committee based on performance and market-related factors described under “Compensation Discussion and Analysis.”

Features of our executive compensation program include the following:

•	A majority of total executive compensation, delivered in the form of annual cash bonus and equity awards, is not fixed and is contingent on both long-term and short-term corporate performance.

•	Base salary, annual incentive bonus opportunity, and long-term incentive value are targeted to approximately the market median of the company’s peer group proxy data and survey compensation data.

•	Our equity awards, which consist of stock options and restricted stock units, or RSUs, vest over a five-year period, which aligns interests of executive officers and stockholders.

•	We maintain stock ownership requirements for all executive officers and members of our board of directors, further aligning the interests of management and stockholders.

•

The compensation committee annually reviews our executive compensation against our peer group proxy data and survey compensation data to ensure that our total executive compensation is both competitive and appropriate.

•

Our compensation committee annually reviews risk associated with our compensation programs to ensure that our programs do not subject the company to risks that are reasonably likely to have a material adverse effect on the company.

•

We have adopted a “clawback” policy, under which the company will recover cash incentive compensation that the compensation committee determines would not have been paid to an executive officer but for fraud or willful misconduct by that executive officer that led to a restatement of our financial results.

Stockholders are encouraged to read the Compensation Discussion and Analysis section of this proxy statement beginning on page 24, which discusses in greater detail how our compensation program implements our executive compensation philosophy. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the company or the board of directors (or any committee thereof), create or imply any change to the fiduciary duties of the company or the board of directors (or any committee thereof), or create or imply any additional fiduciary duties for the company or the board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Recommendation of the Board of Directors

The board of directors recommends that you vote FOR the approval of the advisory resolution on executive compensation.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL THREE)

The audit committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2012.

Although stockholder approval of the audit committee’s selection of PricewaterhouseCoopers LLP is not required by law, the board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If this proposal is not approved at the annual meeting, the audit committee will reconsider its selection of PricewaterhouseCoopers LLP. Even if the appointment is ratified, the audit committee, in its discretion, can direct the appointment of a different firm at any time during the year if the audit committee determines that such a change would be in the company’s and the stockholders’ best interests.

Independent Auditors’ Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP billed to us for each of the last two fiscal years for audit services, and billed to us in each of the last two fiscal years for other services. For fiscal year 2011, audit fees also include an estimate of amounts not yet billed.

	September 30,	September 30,
	Fiscal Years Ended December 31,
	2011	2010

Audit fees	$1,489,202	$1,365,650
Audit-related fees	79,000	18,200
Tax fees	217,233	138,620
All other fees	—	—

	$1,785,435	$1,522,470

Audit Fees. Consists of fees billed for professional services rendered for the audit of IDEXX’s annual financial statements and review of the interim financial statements included in quarterly reports; the audit of the effectiveness of internal control over financial reporting; statutory audits or financial audits for subsidiaries or affiliates of IDEXX; services associated with periodic reports and other documents filed with the SEC; consultation concerning accounting or disclosure treatment of transactions or events and actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board, or other regulatory or standard setting bodies; and assistance with and review of documents provided to the SEC in responding to SEC comments.

Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of IDEXX’s financial statements and are not reported under “Audit Fees.” These services include due diligence services pertaining to potential acquisitions.

Tax Fees. Consists of tax compliance fees ($121,983 and $101,374 in 2011 and 2010, respectively), and tax advice and tax planning fees ($95,250 and $37,246 in 2011 and 2010, respectively). These services included United States federal, state and local tax planning and compliance advice; international tax planning and compliance advice; and review of federal, state, local and international income, franchise and other tax returns.

Out-of-Pocket Expenses and Value Added Taxes. Included in the fee schedule above as components of each of Audit Fees and Tax Fees are amounts billed by the independent auditors for out of pocket expenses ($88,789 and $62,592 in 2011 and 2010, respectively) and value added taxes ($36,523 and $45,172 in 2011 and 2010, respectively).

Audit Committee Pre-Approval Policy

The audit committee has adopted a policy for the pre-approval of audit and nonaudit services performed by our independent auditor, and the fees paid by the company for such services, in order to assure that the provision of such services does not impair the auditor’s independence. Under the policy, at the beginning of the fiscal year, the audit committee pre-approves the engagement terms and fees for the annual audit. Certain types of other audit services, audit-related services and tax services have been pre-approved by the audit committee under the policy. Any services that have not been pre-approved by the audit committee as previously described, must be separately approved by the audit committee prior to the performance of such services.

Pre-approved fee levels for all pre-approved services are established periodically by the audit committee. The audit committee then periodically reviews actual and anticipated fees for the pre-approved services against the pre-approved fee levels. Any anticipated fees exceeding the pre-approved fee levels require further pre-approval by the audit committee. With respect to each service for which separate pre-approval is proposed, the independent auditor will provide a detailed description of the services to permit the audit committee to assess the impact of the services on the independence of the independent auditor.

The audit committee may delegate pre-approval authority to one or more of its members and has delegated such authority to the chairman of the audit committee. The audit committee member to whom such authority is delegated must report any pre-approval decisions to the audit committee at the next scheduled meeting. The audit committee does not delegate its pre-approval responsibilities to management of the company.

During the last fiscal year, no services were provided by PricewaterhouseCoopers LLP that were approved by the audit committee pursuant to the de minimis exception to pre-approval contained in the SEC’s rules.

Recommendation of the Board of Directors

The board of directors recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion summarizes the company’s compensation philosophy and programs applicable to its chief executive officer, chief financial officer, and three other most highly compensated executive officers during 2011 (collectively our “named executive officers”). This discussion should be read in conjunction with the other compensation information and the information regarding our compensation committee contained elsewhere in this proxy statement.

Executive Summary

The compensation of our named executive officers for 2011 reflected:

•	our focus on having performance-based awards constitute a significant portion of total compensation;

•	our success against our 2011 budget and our improvement over our 2010 performance;

•	our success against our 2011 strengthening the business goals;

•	the performance of our common stock price over the one and three years ended December 31, 2011, versus the S&P MidCap 400 Health Care Index and the S&P MidCap 400 Index, respectively; and

•	our ten-year record of stock price appreciation, which has generated an average annual return of 20%.

Our financial performance in 2011 met or exceeded our adjusted budget for revenues, operating income, earnings per share, and free cash flow. Our performance versus adjusted budget and our adjusted 2010 results are illustrated in the table below.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
		2011 Adjusted	Variance to Adjusted Budget(1)		Variance to Adjusted 2010(1)
	2011 Actual	Budget (1)	$	%	$	%

Revenue	$1,219	$1,219	$0	0%	$86	7.8%
(in millions)

Operating Profit	$236	$228	$8	3.5%	$26	12.2%
(in millions)

EPS	$2.78	$2.68	$0.10	3.7%	$0.33	13.5%

Free Cash Flow (2)	$184	$176	$9	4.9%	$26	16.6%
(in millions)

(1)	In evaluating financial performance, the compensation committee adjusted the 2011 budget to eliminate the effects of changes in foreign currency exchange rates during 2011 as compared to the rates assumed in the budget and acquisitions not contemplated in the budget.

(2)	Free cash flow is a non-GAAP measure. It indicates the cash generated from operations of $220.7 million and tax benefits attributable to share-based compensation arrangements of $16.0 million, reduced by investments in fixed assets of $52.5 million. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations.

The compensation committee concluded that the company’s overall financial performance exceeded the company’s plan, even though the economies in the company’s major markets did not improve as quickly as anticipated at the beginning of 2011.

In making compensation decisions the compensation committee also considered that the company’s return to stockholders exceeded comparable indices in 2011 and over the three years and ten years ended December 31, 2011. The graph below compares our total shareholder return over the three-year period ended December 31, 2011 with the returns for the S&P MidCap 400 Health Care Index and the S&P MidCap 400 Index assuming the investment of $100 on December 31, 2008 in our common stock and in those indexes and assuming that dividends, if any, were reinvested.

Based on overall above plan financial performance in 2011, as well as progress against non-financial goals during the year, the compensation committee awarded the chief executive officer an annual cash bonus that was 143% of target and the other named executive officers annual cash bonuses that were 142% of target on average. The target bonus was 100% of base salary in the case of the chief executive officer. The 2011 cash bonus award takes into consideration the fact that the CEO’s base salary has not changed since 2008. The target bonus for the other named executive officers was 60% of base salary.

Other key compensation decisions made since the beginning of 2011 were:

•

At the request of the chief executive officer, his 2011 salary was held constant for the fourth year in a row. Base salaries for the other named executive officers in 2011 increased an average of 7.9% compared to 2010, in an attempt to bring salaries closer to the market median. The chief executive officer’s salary for 2011 was below the median for our survey compensation data and peer group proxy data. The salaries for the other named executive officers were on average below the medians for our survey compensation data. A named executive officer peer group proxy comparison was less relevant due to the lack of directly comparable positions in some cases.

•

Equity awards granted in February 2011 consisted of a mix of 75% stock options and 25% RSUs. The value of the annual equity award made to our chief executive officer was below the median for our survey compensation data and peer group proxy data. The named executive officers’ annual equity awards were at the median of our survey compensation data. In addition, Mr. Ayers received a special stock option award in February 2011, and Johnny D. Powers, PhD, Corporate Vice President, IDEXX Reference Laboratories and Michael J. Williams, PhD, Corporate Vice President, Instrument Diagnostics each received a special award consisting of 50% options and 50% RSUs in June 2011. Details of the awards are provided in the Summary Compensation Table on page 34 and in the 2011 Grants of Plan-Based Awards table on page 35.

•

We amended our executive change in control agreements to eliminate provisions that would have required the company to “gross up” executive officers for excise tax obligations incurred by the executive officer, as described on page 42.

At our 2011 annual meeting of stockholders, we provided our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers. At the meeting, our shareholders cast 44,017,531 votes, or 97.47% in favor of approving the compensation and 1,444,812 votes, or 2.53% against. In considering the results of this advisory vote, our compensation committee concluded that the compensation paid to our executive officers and the company’s overall pay practices enjoy strong stockholder support and should largely remain consistent with our policies in prior years. We did not take any compensation actions in fiscal year 2011 specifically in response to the executive compensation advisory vote.

Compensation Philosophy

The objectives of the company’s executive compensation program are as follows:

•	Support the attainment of our annual and long-term financial and strategic objectives;

•	Reward executives for improvement in revenues, earnings, free cash flow and growth in stockholder value;

•	Be performance-based, with variable pay constituting a significant portion of total compensation;

•

Provide differentiated awards based on an executive’s performance, track record at the company, impact of the role, potential of the executive for future growth and the company’s succession planning process;

•	Create alignment of interest between management and stockholders through stock ownership guidelines and by tying realized compensation directly to changes in stockholder value;

•	Attract, motivate and retain highly skilled executives;

•	Be competitive with our peer companies;

•	Incorporate best practices widely adopted in executive compensation of publicly traded mid-cap companies with similar growth characteristics;

•	Maximize the financial efficiency of the overall program from risk, tax, accounting, and cash flow perspectives; and

•	Be simple to understand by the executive and others and simple to administer by the company.

Executive Compensation Program

In support of our compensation philosophy and objectives, our executive compensation program comprises four elements: base salary, annual cash bonus, equity compensation (long-term incentives), and benefits.

We do not maintain post-retirement benefit plans for our executives and, with limited exceptions described below, there are no compensation or other benefit plans or perquisites available to our executive officers that are not available on the same terms to other company employees. We do not generally enter into employment agreements (other than change in control agreements) with executives except for our chief executive officer.

Base Salary

Our principal objective in setting base salary is to be broadly competitive with the market and peer group companies. We have found that it is difficult to attract talent unless the company can pay a base salary that is competitive with the salaries that executives can earn in comparable positions at similar companies. Toward this end, the compensation committee targets base salary toward the median for the peer group proxy data and survey compensation data. Individual executive salaries may vary on either side of the median based on the skills, experience, and potential of the executive, the importance of the position and the difficulty replacing the executive.

Annual Cash Bonus

We pay an annual discretionary cash bonus to management employees, including executive officer, that is intended to reward for annual performance. We use a target bonus framework, under which each management employee has a target bonus opportunity, equal to a specified percentage of base salary. For 2011 the chief executive officer had a target bonus of 100% of base salary, and the remaining executive officers had a 60% bonus target. These target percentages are set at a level that is intended to provide an appropriate mix of fixed and contingent compensation and to maintain an appropriate weighting of annual versus longer term incentives, in each case consistent with the company’s compensation philosophy described above. Based on market data reviewed by the compensation committee, they believe that these targets also are adequate to cause total cash compensation to remain market competitive and in line with median total cash compensation for the peer group proxy data and survey compensation data.

The percentage of target bonus paid to any executive officer can range from zero to two times the target and in each case, other than the chief executive officer, is a subjective determination made, upon the recommendation of the chief executive officer, by the compensation committee based on those factors that it deems relevant. These factors include the company’s performance, the individual’s achievement of his or her financial and non-financial goals established at the beginning of the year as part of the company’s performance management process applicable to all management employees, and any other factors the compensation committee considers relevant. The compensation committee may elect to award a cash bonus that is greater than, less than, or equal to target without regard to whether the company or the individual achieves any particular performance goal. Notwithstanding the subjective determination described above, the bonus paid to Mr. Ayers is capped pursuant to the 2008 Incentive Compensation Plan, as described on pages 38-40, at three-quarters of one percent (0.75%) of the company’s operating income for the relevant year. As described under “2008 Incentive Compensation Plan” on pages 38-40, the compensation committee may adjust operating income to eliminate the effects of changes in currency exchange rates and discrete items.

The compensation committee believes that discretionary bonus awards are preferable to formulaic awards because they permit the compensation committee to consider and weigh all factors that it may deem relevant to an executive’s performance in a particular period, which factors and weighting may differ from period to period. We believe that a formulaic approach, on the other hand, would skew the focus of executives toward short-term financial performance, which is more easily measured, at the expense of building the business and the organization structure for the long term and achieving sustained growth in financial performance. Similarly, such an approach would provide a disincentive for management to change course or reallocate resources where necessary to respond to unanticipated risks or opportunities, because management would be reluctant to shift focus away from the pre-established objectives on which their performance would be measured. In these respects, the compensation committee also believes that its more flexible, subjective approach to bonus awards helps to ensure that executives are not provided with an incentive to take inappropriate risks in order to meet short-term financial objectives and drive short-term stock performance.

Clawback Policy

In 2010, we adopted a Policy of Recovery of Incentive Compensation in the Event of Certain Financial Restatements, also known as a “clawback” policy, under which the company will recover annual performance-based cash incentive compensation granted to executive officers on or after March 3, 2010, as described on page 41.

Equity Compensation

The company’s equity compensation comprises stock options and RSUs, both of which are intended to provide long-term incentives to management employees. Stock options are provided to ensure that management only realize a portion of their compensation to the extent that shareholder value is created. RSUs are provided to align management with shareholders and provide retention incentive irrespective of stock price changes, which may be unrelated to corporate performance. Executive officers generally receive 75% of equity award value in the form of stock options and 25% of award value in RSUs. RSUs are regarded as a lower risk award, since they will always have value upon vesting, whereas vested stock options will have value only to the extent that the market price for the company’s stock is higher than the exercise price of the option, which equals at least the fair market value on the grant date. Given the different risk/reward characteristics of the two types of awards, the compensation committee believes that the grant to executive officers of equity awards comprising a greater proportion of stock options relative to RSUs is consistent with its philosophy that employees in positions that have the most direct impact on corporate performance should bear the highest risk, and have the highest potential reward, associated with corporate performance. By providing for five-year vesting of both options and RSUs, the compensation committee aligns executive interests with the long-term interest of shareholders.

In determining the size of equity awards to each executive officer, the compensation committee begins with a target dollar award value. The target value is set based upon the responsibilities inherent in each executive officer’s position and, relative to cash compensation, is intended to give effect to the company’s philosophy that variable pay should constitute a significant portion of total compensation. The target value of equity awards is not established as a specific percentage of any benchmark and is not related to the company’s historical performance versus comparable companies. Although target equity award sizes are set for each position, the actual size of annual dollar award value is a subjective determination based on the executive’s job scope relative to other officers, the executive’s long-term leadership potential, the size of prior awards to the executive, the value already derived from those prior awards, the executive’s total compensation relative to median total compensation for comparable positions based on market data and the impact of the award values on shareholder dilution and shareholder value transfer.

The board of directors has adopted an equity award granting process that provides when and how equity awards are granted by the compensation committee. This methodology provides for fixed award dates that are, to the extent possible, tied to compensation committee meetings and occur outside the quarterly quiet periods during which the company’s executive officers and directors are precluded from selling shares. Most equity awards, including all annual awards to executive officers, are made on February 14 of each year, which shortly follows both the February compensation committee meeting at which prior year bonuses and current year salary determinations are made, and the company’s earnings announcement for the fourth quarter of the prior year. The exercise price of all stock options granted by the compensation committee generally equals the closing sale price of the common stock on the date of grant and in any case will not be less than such price.

Stock Ownership and Retention Guidelines. We maintain stock ownership guidelines to ensure that the interests of executives and directors are aligned with those of shareholders. Under these guidelines, our chief executive officer is expected to hold shares of common stock having an aggregate value equal to or greater than three times his or her annual base salary, our chief financial officer and any senior vice presidents are expected to hold shares having a value equal to or greater than two times their annual base salary, and other executive officers are expected to hold shares having an aggregate value equal to or greater than one times their annual base salaries. The compensation committee believes that the higher multiples applicable to the chief executive officer, the chief financial officer and any senior vice presidents are appropriate given the greater relative scope of responsibilities relating to long term shareholder value creation associated with those positions. In addition, executive officers who do not yet satisfy the ownership guidelines must retain at least 50% of the shares remaining from any option exercise after payment of the exercise price and taxes.

Executives are expected to comply with the share ownership guidelines within five years after their date of hire or promotion to executive officer. The compensation committee annually reviews the compliance of each executive officer with the guidelines. As of September 30, 2011, the compensation committee determined that all executive officers were in compliance with the guidelines.

Benefits and Perquisites

The provision of special perquisites and benefits to executives is inconsistent with the company’s philosophy to maintain a simple compensation structure where distinctions are made in the amount, but not the type, of compensation. Accordingly, in 2011 the only benefits available exclusively to executive officers were company-funded, elective supplemental disability coverage, annual executive physical exams, and wellness coaching which have a combined value of under $10,000 per executive. The supplemental disability coverage is provided to make available additional financial security in the case of disability. Annual physical exams and wellness coaching are provided since the health of the company’s officers is critical to their performance. In addition, we reimburse the chief executive officer for tax return preparation and planning services not to exceed $10,000 annually without compensation committee approval. The tax return preparation and planning service is provided to the chief executive officer to maximize the amount of time that he is able to spend on company business rather than personal financial matters. We do not gross up executives to compensate them for any taxes due on the value of these perquisites and benefits.

Change in Control Agreements

The compensation committee believes that executive officers have a greater risk of job loss or modification as a result of a change in control transaction than other employees. Accordingly, we have entered into change in control agreements with each of our executive officers under which they will receive certain payments and benefits upon qualifying terminations that follow a change in control. The principal purpose of these agreements is to provide executives with appropriate incentive to remain with the company before, during and after any change in control transaction by providing them with security in the event their employment is terminated or materially changed following a change in control. By providing this security, the agreements help ensure that the executives support any potential change in control transaction that may be in the best interests of the company’s shareholders, even while the transaction may create uncertainty in the executive’s personal employment situation. The compensation committee believes that the payment of salary and benefits for two years following a qualifying termination (three years in the case of the chief executive officer) is reasonable and appropriate to achieve the desired objectives of the agreements and is consistent with market practices.

The basic terms of the company’s executive change in control agreements have been in place since January 2007. These agreements renew annually unless the company provides notice of its intent not to renew. From time to time, the compensation committee reviews the change in control agreement and obtains updated benchmarking advice from FW Cook, its compensation consultant, to assist the compensation committee in determining whether the company should allow the agreements to renew for an additional year. In March 2011, we amended and restated all of these agreements, as described on page 42, to eliminate all obligations of the company to make tax gross-up payments to any of our executive officers. We also amended these agreements in October 2010 and in February 2012 to make some minor technical amendments.

The original forms of the change in control agreements were adopted solely by the compensation committee, and executive officers did not negotiate any element of the agreements with the company, except that payment of three years compensation and benefits following a qualifying termination was specifically negotiated by Mr. Ayers when he joined the company in 2002 and was incorporated in his agreement. The compensation committee adopted the form of agreement following receipt of advice from FW Cook regarding best practices in structuring these types of agreements. This advice included an analysis of the terms of change in control agreements adopted by companies within the peer group of companies. The compensation committee considered this comparison in evaluating the appropriateness of the change in control agreements since these agreements are part of the typical employment arrangements for executives within the company’s peer group and within industry generally. However, the compensation committee made its own determination of the terms to be included in the company’s agreements.

Analysis of 2011 Compensation

Chief Executive Officer Compensation

Base Salary. In February 2011, the compensation committee, at the request of Mr. Ayers, did not increase Mr. Ayers’s salary from the $700,000 annual salary he received in 2010, 2009 and 2008. The compensation committee believed this decision was appropriate and supported Mr. Ayers’s request.

Annual Cash Bonus. In February 2012 the compensation committee awarded Mr. Ayers a cash bonus of $1,000,000 for performance during 2011. This award reflected the compensation committee’s subjective evaluation of the company’s financial performance described above under “Executive Summary,” which the compensation committee determined exceeded the company’s plan overall; the company’s total shareholder return over 2011 and the three and ten years ended December 31, 2011, which exceeded the benchmark indices as described under “Executive Summary”; and the achievement by the company of non-financial goals approved by the Board in February 2011. Mr. Ayers’s non-financial goals for 2011 were:

•

Achieving certain milestones in the company’s new product development pipeline, as well as developing the future pipeline of new products, services and business models that will support the company’s long term growth objectives;

•	increasing the installed base of certain recently launched instrument products and the growth of the instrument consumables business;

•	achieving growth in the company’s reference laboratory business and increased efficiency from operational improvements;

•	achieving margin expansion in the company as a whole, including IDEXX VetLab instruments and consumables business;

•	increasing companion animal group sales organization productivity and reducing turnover;

•	reviewing supply chain risks and implementing mitigation strategies;

•	achieving milestones on significant information technology projects;

•	evaluating and completing strategically and financially attractive acquisition opportunities;

•	maintaining a strong compliance competency, and meeting environmental, health and safety targets;

•	meeting the company’s quality objectives; and

•	accomplishing leadership development objectives, including long term chief executive officer and senior executive succession plans.

In evaluating the achievement of these goals, the compensation committee did not apply any particular weighting to the individual goals but rather considered the overall level of achievement.

In February 2011 the compensation committee also designated Mr. Ayers as the sole participant in the 2008 Incentive Compensation Plan for the 2011 fiscal year. For purposes of determining the maximum incentive payment, operating income for the 2011 fiscal year would be adjusted to eliminate the effects of changes in currency exchange rates and discrete items as described under “2008 Incentive Compensation Plan” on pages 38-40.

Mr. Ayers’s total cash compensation for 2011 fell between the 50th and 75th percentiles for the peer group proxy data and survey compensation data. The compensation committee believes that this level of cash compensation was appropriate and consistent with the compensation philosophy based on Mr. Ayers’s role in driving above-plan financial performance and shareholder return that exceeded benchmarks during 2011 and the three and ten years ended December 31, 2011.

Equity Award. In February 2011, the compensation committee granted Mr. Ayers stock options and RSUs with an aggregate value of approximately $6.96 million. This award consisted of an annual award valued at $1.96 million consisting of 75% options and 25% RSUs and a special stock option grant valued at $5.0 million. The compensation committee approved the special stock option grant in recognition of Mr. Ayers’s role in driving performance that resulted in the company’s stock performance over the three and ten year period ended December 31, 2010 and to ensure retention and motivation for Mr. Ayers to continue to drive superior performance in future years. In approving this special stock option grant, the compensation committee also took note that Mr. Ayers’s annual compensation had historically been below the median for total compensation among peer group companies and the survey compensation data, and would likely remain so in the absence of the special award. The compensation committee believed that the special stock option grant closely aligns a substantial portion of Mr. Ayers’s future compensation with the interests of stockholders, as the award will have value only to the extent of the appreciation of the company’s stock over the exercise price, which is equal to the market price on the date of the award.

Other Named Executive Officer Compensation

Base Salary. In 2011, the named executive officers other than the chief executive officer received base salary increases ranging from 5.7 – 12.1% with an average of 7.9%. These salary increases were granted to align their base salaries closer to the market survey median.

Annual Cash Bonus. In February 2012, the compensation committee awarded discretionary bonuses for 2011 performance to the named executive officers other than the chief executive officer. In determining bonus awards payable to these executive officers, the compensation committee first approved an overall management bonus pool based on its subjective evaluation of both 2011 financial performance versus budget and total shareholder return as described under “Executive Summary” above.

In determining individual bonus awards for the other named executive officers, in addition to company financial performance and total shareholder return, the compensation committee also considered Mr. Ayers’s recommendation based on his evaluation of the performance of each of the other named executive officers relative to their individual goals developed at the beginning of 2011 as a part of the company’s performance management process.

Non-financial goals for 2011 for our named executive officers other than Mr. Ayers were the items listed below:

Merilee Raines, Corporate Vice President and Chief Financial Officer

•	Improving efficiency and effectiveness of the financial planning processes;

•	supporting cost reduction initiatives across business areas;

•	achieving a clean audit opinion on Sarbanes Oxley compliance;

•	focusing on the company’s enterprise risk assessment; and

•	recruiting, retaining and developing leadership talent.

Johnny D. Powers, PhD, Corporate Vice President IDEXX Reference Laboratories

•	Opening new reference laboratories in targeted locations worldwide;

•	accelerating market adoption of certain laboratory tests and integrated information products and services;

•	ensuring customer satisfaction by achieving service level targets;

•	executing targeted levels of profitability improvement;

•	achieving program milestones on key new product and information technology initiatives;

•	implementing planned organizational development initiatives; and

•	recruiting, retaining and developing leadership talent.

William E. Brown III, PhD, Corporate Vice President and Chief Scientific Officer

•	Increasing R&D productivity through clear strategic guidance of the R&D organization;

•	improving the effectiveness and efficiency of the new product development process and culture;

•	executing targeted new product introductions and advancement of the pipelines according to key project milestones;

•	developing new external technology partnerships;

•	developing a strong culture of innovation, and personally contributing to the innovation process; and

•	recruiting, retaining and developing leadership talent.

Michael J. Williams, PhD, Corporate Vice President Instrument Diagnostics

•	Increasing the installed base of certain recently launched instrument products and the growth of the instrument consumables business;

•	launching new products and product enhancements and achieving other new product development milestones;

•	improving reliability and performance on certain recently launched products;

•	maintaining strong relationship with strategic suppliers;

•	refining the integrated marketing strategy for instrument products;

•	supporting international business expansion; and

•	retaining and developing key leadership talent.

The compensation committee considered Mr. Ayers’s evaluation of each officer’s performance and his recommendation regarding bonuses for the executive officers. Differences in bonuses among the named executive officers (other than the chief executive officer) as a percentage of their respective bonus targets resulted primarily from the compensation committee’s and the chief executive officer’s subjective consideration of each officer’s contribution to company performance during the year, each officer’s total compensation relative to officers with similar responsibilities at companies within the peer group, and internal equity among all of the company’s executive officers.

Equity Awards. In determining the size of equity awards granted to named executive officers in 2011, the compensation committee reviewed compensation summaries for each named executive officer that summarized the value of outstanding vested and unvested stock options and RSUs and the cumulative value realized by the executives upon exercise of stock options since commencement of employment. The compensation committee also considered the total direct compensation of each of the executive officers relative to the median total direct compensation in the peer group and in the market data, although the compensation committee did not target any particular percentage of the median total direct compensation in making these awards. The compensation committee also reviewed an analysis of the company’s share usage and shareholder value transfer to ensure that aggregate equity awards did not result in excessive transfer of value to executives. The compensation committee considered this information as well as Mr. Ayers’s advice and recommendation regarding the prospects for long-term contribution by each of the named executive officers in making the 2011 equity awards.

Other Compensation Considerations

Market Analysis

The compensation committee has found that market data is useful in connection with its design of a compensation program and determination of salaries, equity and bonus award targets, and awards for executive officers. Such data permits the compensation committee to assess the competitiveness of the company’s compensation packages relative to similar companies. The compensation committee uses the data as a reference point to ensure that the company’s compensation program is consistent with all of the elements of the compensation philosophy and that in the aggregate, total compensation is targeted at the median.

The compensation committee annually determines a peer group of publicly-traded companies with input from FW Cook, its compensation consultant. The peer group comprises companies in medical technology, medical device and life sciences businesses that are deemed by the compensation committee to be reasonably comparable to the company based on revenue, net income, total employees, market capitalization and business model. In February 2011, when the compensation committee set 2011 base salaries and made 2011 equity awards, the companies in the peer group were:

Alere (formerly Inverness Medical Innovations),	Hologic,
Beckman Coulter,	Immucor,
Bio-Rad Laboratories,	Millipore*,
Cooper Companies,	ResMed,
Dionex,	Stericycle, and
Gen-Probe,	VCA Antech

*	Millipore was acquired by Merck KGaA in July 2010, but the peer group data was sourced from Millipore’s public filings prior to the acquisition.

This peer group was changed slightly from the peer group referenced in February 2010 due to the removal of Varian, which was acquired by Agilent Technologies. Certain information regarding the size and value of the peer group companies relative to the company is set forth below. We supplement the peer group data with national survey data gathered from the Towers Perrin General Industry Executive Database and the Radford Life Sciences surveys. The survey data is blended to recognize the manufacturing aspects of our business as well as the fact that many companies in the Radford Life Sciences Survey have different business models.

Peer Group Comparisons (1)

($ in Millions)

	September 30,	September 30,	September 30,	September 30,	September 30,
	Revenue (1)	Market Capitalization (2)	Net Income (1) (3)	P/E Ratio (4)	Employees

Peer Group 75th Percentile	$1,755	$4,323	$186	31.0	8,274
Peer Group Median	1,359	2,507	112	23.7	6,350
Peer Group 25th Percentile	982	2,134	92	17.1	2,787
IDEXX Laboratories, Inc.	1,090	3,448	136	25.4	4,800

(1)	Most recently reported four quarters available as of October 31, 2010. Information for IDEXX Laboratories, Inc. is as of the four quarters ended September 30, 2010.

(2)	As of October 31, 2010.

(3)	Before extraordinary items and discontinued operations.

(4)	Market capitalization as of October 31, 2010 divided by net income as described in note 1 above.

Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for certain compensation in excess of $1,000,000 paid to the corporation’s chief executive officer and three other officers (other than the chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the 1934 Act. Certain performance-based compensation approved by our stockholders, including option grants under our 2009 Plan, generally is not subject to the deduction limit. Generally, Section 162(m) has not been relevant to the compensation of any of our executive officers other than the chief executive officer. In 2008, the board of directors adopted and the stockholders approved the 2008 Incentive Compensation Plan, under which annual bonus awards to executive officers designated by the compensation committee as performance-based compensation are eligible to be exempt from the deduction limit. Annual cash awards made to Mr. Ayers are intended to qualify as performance-based compensation under the 2008 Incentive Compensation Plan. See “2008 Incentive Compensation Plan” on pages 38-40. Notwithstanding the foregoing, the compensation committee retains discretion to approve compensation payments that are subject to the Section 162(m) deduction limit to the extent the compensation committee believes such payments are in the best interests of the company and its stockholders.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2011. Based on this review and discussion, the compensation committee recommended to the board, and the board has approved, that the Compensation Discussion and Analysis be included in the proxy statement.

By the compensation committee of the board of directors,

Robert J. Murray, Chairman

Thomas Craig

William T. End

Brian P. McKeon

Executive Compensation Tables

Summary Compensation Table

The following table sets forth the compensation earned during 2011, 2010 and 2009 by IDEXX’s chief executive officer, chief financial officer and the three other highest-paid executive officers for IDEXX’s 2011 fiscal year.

	Sept	Sept		Sept	Sept	Sept	Sept	Sept
Name and Principal Position	Year	Salary		Bonus	Stock Awards (1)	Option Awards (1)	All Other Compensation (2)	Total Compensation

Jonathan W. Ayers (3)	2011	$700,000		$1,000,000	$465,540	$6,497,634	$17,069	$8,680,243
President and Chief	2010	700,000		900,000	426,480	1,322,432	16,048	3,364,960
Executive Officer	2009	726,923		825,000	274,960	801,824	13,710	2,642,417

Michael J. Williams, PhD	2011	319,615		300,000	599,999	800,087	10,174	2,029,875
Corporate Vice President,	2010	286,154		240,000	106,247	316,888	10,096	959,385
Instrument Diagnostics	2009	275,000		200,000	68,740	207,973	9,336	761,049

Johnny D. Powers, PhD	2011	326,539		300,000	593,714	781,344	10,532	2,012,129
Corporate Vice President,	2010	306,346		250,000	100,010	298,258	13,654	968,268
IDEXX Reference	2009	270,000	(4)	200,000	87,506	264,692	48,978	871,176
Laboratories

Merilee Raines	2011	336,577		275,000	118,713	356,245	10,674	1,097,209
Corporate Vice President	2010	316,558		270,000	112,484	335,534	10,596	1,045,172
and Chief Financial Officer	2009	321,923		240,000	74,995	226,876	10,596	874,390

William E. Brown III, PhD (5)	2011	322,308		250,000	106,221	318,734	10,948	1,008,211
Corporate Vice President and	2010	306,346		250,000	112,484	335,534	49,329	1,053,693
Chief Scientific Officer

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 4 in the notes to consolidated financial statements included in the 2011 annual report for the relevant assumptions used to determine the valuation of our stock awards and stock options.

(2)	The following table provides the detail for all other compensation received during 2011, 2010 and 2009 by the above executive officers.

	September 30,	September 30,	September 30,	September 30,		September 30,		September 30,	September 30,
Name	Year	Retirement and Incentive Savings Plan Matching Contributions	Supplemental Disability Insurance Premiums	Wellness Program Incentives and Executive Physicals (*)		Tax Preparation Services	Relocation Expenses		Total Other Compensation

Jonathan W. Ayers	2011	$8,575	$1,933	$676	(**)	$5,885	$		$17,069
	2010	8,575	1,933	2,600		2,940		—	16,048
	2009	8,575	1,933	—		3,202		—	13,710
Michael J. Williams, PhD	2011	8,575	1,521	78					10,174
	2010	8,575	1,521	—		—		—	10,096
	2009	8,575	761	—		—		—	9,336
Johnny D. Powers, PhD	2011	8,575	1,879	78					10,532
	2010	8,575	1,879	3,200		—		—	13,654
	2009	3,635	939	—		—		44,404	48,978
Merilee Raines	2011	8,575	2,021	78					10,674
	2010	8,575	2,021	—		—		—	10,596
	2009	8,575	2,021	—		—		—	10,596
William E. Brown, PhD	2011	8,575	2,373	—					10,948
	2010	8,575	2,373	—		—		38,381	49,329

*	In 2011, the company offered all employees, including NEOs, an incentive payment for participating in a wellness program survey and assessment. The wellness program incentive for all employees, including NEOs, was $78, which included reimbursement for applicable taxes.

**	Includes $598 reimbursement for executive physical and $78 wellness program incentive payment.

(3)	Reflects compensation Mr. Ayers received as an employee. Mr. Ayers received no additional compensation for his service as a director.

(4)	Reflects a $300,000 annual salary prorated upon Dr. Powers being hired as Corporate Vice President of IDEXX Reference Laboratories in February 2009.

(5)	Since Dr. Brown first became a named executive officer in 2010, this table includes only his 2010 and 2011 compensation.

2011 Grants of Plan-Based Awards

The following table sets forth each grant of an award made to the named executive officers during IDEXX’s 2011 fiscal year. All awards were made under the 2009 Plan.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Name	Grant Date	Action Date (1)	All Other Stock Awards: # of Shares of Stock/ Units (2)(4)	All Other Option Awards: # of Securities Underlying Options (3)(4)	Exercise/ Base Price of Option Awards (1)	Grant Date Fair Value of Stock Option Awards (5)

Jonathan W. Ayers (6)	2/14/2011	2/11/2011	6,000			$465,540
	2/14/2011	2/11/2011		60,000	$77.59	1,499,454
	2/14/2011	2/11/2011		200,000	77.59	4,998,180
Michael J. Williams, PhD	2/14/2011	2/11/2011	1,289			100,014
	2/14/2011	2/11/2011		12,004	77.59	299,991
	6/1/2011	5/4/2011	6,495			499,985
	6/1/2011	5/4/2011		21,349	76.98	500,096
Johnny D. Powers, PhD	2/14/2011	2/11/2011	1,208			93,729
	2/14/2011	2/11/2011		11,254	77.59	281,248
	6/1/2011	5/4/2011	6,495			499,985
	6/1/2011	5/4/2011		21,349	76.98	500,096
Merilee Raines	2/14/2011	2/11/2011	1,530			118,712
	2/14/2011	2/11/2011		14,255	77.59	356,245
William E. Brown III, PhD	2/14/2011	2/11/2011	1,369			106,221
	2/14/2011	2/11/2011		12,754	77.59	318,734

(1)	On February 11, 2011 and May 4, 2011, the compensation committee approved the grant of the above stock options and restricted stock units at the closing sale price of the common stock on the NASDAQ Global Market on February 14, 2011 and June 1, 2011, respectively. Granted as restricted stock units that vest in equal annual installments over a five-year period commencing on the first anniversary of the date of grant.

(2)	Granted as restricted stock units that vest in equal annual installments over a five-year period commencing on the first anniversary of the date of grant.

(3)	Options become exercisable in equal annual installments over a five-year period commencing on the first anniversary of the date of grant.

(4)	Pursuant to the 2009 Plan, upon a change in control of IDEXX, each outstanding stock option or restricted stock unit award held by all employees of IDEXX, including executive officers, is subject to the vesting provisions at pages 40 and 43. Under the change in control agreements between the company and each of its executive officers, vesting of options and restricted stock units held by each executive officer may accelerate in full in the event of a change in control of the company followed by a qualifying termination of the executive officer’s employment. See “Change in Control Agreements” on pages 42-44.

(5)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 4 in the notes to consolidated financial statements included in the 2011 annual report for the relevant assumptions used to determine the valuation of our stock awards and stock options.

(6)	In the event of termination of Mr. Ayers’s employment by the company other than for cause except following a change in control, his stock options and RSUs will continue to vest in accordance with their terms for two years (see “Employment Agreements” on pages 41-42).

In addition to the footnotes to the Summary Compensation Table and 2011 Grants of Plan-Based Awards table above, the following sections of this proxy statement further describe other material factors of the compensation and awards described in those tables. For a description of the material terms of Mr. Ayers’s employment agreement and the change in control agreements for each of the executive officers, see “Employment Agreements” on pages 41-42 and “Change in Control Agreements” on pages 42-44; for an explanation of the amount of salary and bonus in proportion to total compensation, and a description of the criteria applied in determining grants of plan-based awards, see the “Compensation Discussion and Analysis” beginning on page 24.

2011 Outstanding Equity Awards at Fiscal Year End

The table below sets forth information with respect to unexercised options and stock that has not vested for each of the named executive officers as of the end of IDEXX’s 2011 fiscal year.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
		Option Awards (1)				Stock Awards (1)
Name	Grant Date (2)	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date (3)	# of Shares/ Units of Stock Not Vested	Market Value of Shares or Units of Stock that have Not Vested (4)

Jonathan W. Ayers (5)	1/28/2002	40,320	—	$12.600	1/28/2012
	2/6/2003	144,164	—	17.135	2/6/2013
	2/5/2004	106,072	—	25.450	2/4/2014
	2/3/2005	96,512	—	28.655	2/2/2015
	2/14/2006	57,392	—	38.335	2/13/2013
	2/14/2007	160,000	40,000	50.000	2/13/2014
	2/14/2007	48,000	12,000	41.935	2/13/2014
	2/14/2007					1,200	$92,352
	2/14/2008	36,000	24,000	56.950	2/13/2015
	2/14/2008					2,400	184,704
	2/14/2009	32,000	48,000	34.370	2/13/2016
	2/14/2009					4,800	369,408
	2/14/2010	16,000	64,000	53.310	2/13/2017
	2/14/2010					6,400	492,544
	2/14/2011	—	260,000	77.590	2/13/2018
	2/14/2011					6,000	461,760

Michael J. Williams, PhD	2/3/2005	6,600	—	28.655	2/2/2015
	2/14/2007	16,352	4,088	41.935	2/13/2014
	2/14/2007					476	36,633
	2/14/2008	11,824	7,882	56.950	2/13/2015
	2/14/2008					686	52,795
	2/14/2009	8,300	12,450	34.370	2/13/2016
	2/14/2009					1,200	92,352
	2/14/2010	3,834	15,336	53.310	2/13/2017
	2/14/2010					1,594	122,674
	2/14/2011	—	12,004	77.590	2/13/2018
	2/14/2011					1,289	99,201
	6/1/2011	—	21,349	76.980	5/31/2018
	6/1/2011					6,495	499,855
Johnny D. Powers, PhD	2/14/2009	10,564	15,845	34.370	2/13/2016
	2/14/2009					1,527	117,518
	2/14/2010	3,609	14,434	53.310	2/13/2017
	2/14/2010					1,500	115,440
	2/14/2011	—	11,254	77.590	2/13/2018
	2/14/2011					1,208	92,968
	6/1/2011	—	21,349	76.980	5/31/2018
	6/1/2011					6,495	499,855
Merilee Raines	2/6/2003	40,000	—	17.135	2/6/2013
	2/5/2004	24,000	—	25.450	2/4/2014
	2/3/2005	26,000	—	28.655	2/2/2015
	2/14/2006	14,800	—	38.335	2/13/2013
	2/14/2007	16,352	4,088	41.935	2/13/2014
	2/14/2007					476	36,633
	2/14/2008	13,302	8,867	56.950	2/13/2015
	2/14/2008					772	59,413
	2/14/2009	9,055	13,581	34.370	2/13/2016
	2/14/2009					1,308	100,664
	2/14/2010	4,060	16,238	53.310	2/13/2017
	2/14/2010					1,688	129,908
	2/14/2011	—	14,255	77.590	2/13/2018
	2/14/2011					1,530	117,749
William E. Brown III, PhD	12/3/2008	26,849	17,898	29.360	12/2/2015
	12/1/2008					1,784	137,297
	2/14/2010	4,060	16,238	53.310	2/13/2017
	2/14/2010					1,688	129,908
	2/14/2011	—	12,754	77.590	2/13/2018
	2/14/2011					1,369	105,358

(1)	Pursuant to the 2009 Plan and the 2003 Stock Incentive Plan, or 2003 Plan, upon a change in control of IDEXX, each outstanding stock option or restricted stock unit award held by all employees of IDEXX, including executive officers, is subject to the vesting provisions described at pages 40 and 43. Under the change in control agreements between the company and each of its executive officers, vesting of options and restricted stock units held by each executive officer may accelerate in full in the event of a change in control of the company followed by a qualifying termination of the executive officer’s employment. See “Change in Control Agreements” on pages 42-44.

(2)	Options become exercisable in equal annual installments over a five-year period commencing on the first anniversary of the date of grant. Restricted stock units vest in equal installments over a five-year period commencing on the first anniversary of the date of grant.

(3)	Options granted prior to 2006 expire ten years from the date of grant, and options granted beginning 2006 expire seven years from the date of grant.

(4)	Market value is determined by multiplying the number of shares by the closing sale price of the company’s common stock at December 30, 2011.

(5)	In the event of termination of Mr. Ayers’s employment by the company other than for cause except following a change in control, his stock options and RSUs will continue to vest in accordance with their terms for two years (see “Employment Agreements” on pages 41-42).

2011 Option Exercises and Stock Vested

The table below sets forth information with respect to exercises of stock options and vesting of restricted stock units for the named executive officers during the 2011 fiscal year.

	September 30,	September 30,	September 30,	September 30,
	Option Awards (1)		Stock Awards (2)
Name	# Shares Acquired on Exercise	Value Realized on Exercise	# Shares Acquired on Vesting	Value Realized on Vesting

Jonathan W. Ayers	252,608	$15,181,559	6,600	$512,094
Michael J. Williams, PhD	23,122	1,159,050	1,892	146,800
Johnny D. Powers, PhD	—	—	885	68,667
Merilee Raines	24,000	1,533,053	1,967	152,620
William E. Brown III, PhD	—	—	1,315	99,513

(1)	Reflects the gross number of shares acquired and value realized upon exercise by each executive officer, without reduction for shares that were used to pay the exercise price or to satisfy tax obligations.

(2)	Reflects the number of shares acquired and value of such shares upon vesting prior to the withholding of the following number of shares for each executive officer to satisfy such officer’s tax obligations: Ayers (2,965), Williams (632), Powers (315), Raines (654), and Brown (430).

2011 Nonqualified Deferred Compensation

The table below sets forth information with respect to voluntary contributions, earnings and distributions for the named executive officers under our Executive Deferred Compensation Plan, or Executive Plan. Cash compensation voluntarily deferred by the executive under the Executive Plan is invested in DSUs. For a description of the other material features of the Executive Plan, see “Executive Deferred Compensation Plan” on page 38.

	September 30,	September 30,	September 30,	September 30,	September 30,
Name	Executive Contribution in 2011	Registrant Contributions in 2011	Aggregate Earnings Accrued in 2011 (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2011

Jonathan W. Ayers	$—	$—	$228,965	$—	$2,276,631	(2)
Michael J. Williams, PhD	—	—	50,271	—	499,855	(3)
Johnny D. Powers, PhD	—	—	—	—	—
Merilee Raines	—	—	—	—	—
William E. Brown III, PhD	—	—	—	—	—

(1)	Represents appreciation in the value of DSUs during 2011. No portion of the amounts reported in this column represent above-market or preferential interest or earnings accrued on the applicable plan and, accordingly, have not been included in a “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2011 Summary Compensation Table.

(2)	This amount represents the portions of Mr. Ayers’s 2004, 2005 and 2006 bonuses that he elected to defer under the Executive Plan, plus all earnings accrued thereon in subsequent years. The bonuses were paid in February 2005, 2006 and 2007, respectively, and represented compensation for 2004, 2005 and 2006, respectively, and as such those amounts were reported in the Summary Compensation Tables for those years, rather than on the 2011 Summary Compensation Table.

(3)	This amount represents portions of Mr. Willams’s bonuses from prior years that he elected to defer under the Executive Plan, plus all earnings accrued on those contributions, prior to becoming a named executive officer in 2009.

Executive Deferred Compensation Plan

Under the company’s Executive Plan, officers of the company can elect to defer up to 100% of their annual bonus into an account deemed to be invested in a particular hypothetical investment. As of this date, the only hypothetical investment available under the Executive Plan is IDEXX common stock. Therefore, each participating officer’s investment account is denominated as a number of DSUs, equal to the compensation deferred into such account divided by the closing sale price of a share of our common stock on the date of the applicable deferral. Investment accounts are not subject to any interest or other investment returns or earnings, other than returns or earnings produced by fluctuations in the price of a share of IDEXX common stock affecting the value of the DSUs in the account. The DSUs are fully vested and nonforfeitable, since they represent compensation already earned and voluntarily deferred. Upon distribution, an officer receives a number of shares of IDEXX common stock equal to the number of DSUs in his or her account. DSUs are subject to the terms of the stockholder-approved 2009 Plan. DSUs count toward the executive’s stock ownership in determining compliance with the executive stock ownership guidelines.

An officer can elect to receive his or her distribution in either a lump sum amount or in a fixed schedule. However, except upon a change in control or in the event of the officer’s death or an unforeseeable emergency, an officer cannot receive shares of IDEXX common stock equal to the number of DSUs in his or her account sooner than one year following termination of his or her employment with the company for any reason. In the case of an executive who has been identified by the plan administrator as a “key employee” with the meaning of Section 409A(a)(2)(B) of the Internal Revenue Code, his or her distribution may not occur sooner than six months following his or her termination of employment. Upon a “change in control” of the company, all benefits under the Executive Plan shall be distributed. Under the Executive Plan, a “change in control” occurs upon one or more of the following events:

•

any one person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) direct or indirect beneficial ownership of stock possessing 35% or more of the total voting power of the stock of the company; or

•

a majority of the members of the company’s board of directors are replaced during any 12-month period by new directors whose appointment or election is not approved by a majority of the members of the company’s board serving immediately before the appointment or election of any such new directors; or

•

a change in the ownership of a substantial portion of the company’s assets occurs on the date that any one person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the company immediately prior to such acquisition.

2008 Incentive Compensation Plan

In 2008, the board adopted the 2008 Incentive Compensation Plan, or 2008 Plan, which was approved by the stockholders at our 2008 annual meeting. The 2008 Plan is intended to comply with the requirements of Section 162(m) of the Internal Revenue Code, so that the company is able to fully deduct for federal income tax purposes payments of annual incentive compensation made to its chief executive officer and other executive officers. In general, Section 162(m) imposes a limit on the amount that may be deducted for federal income tax purposes on compensation paid to a corporation’s chief executive officer and three other officers (other than the chief financial officer) whose compensation is required to be reported to our stockholders under the 1934 Act by reason of being among the four most highly compensated executive officers (“covered employees”). This limit does not apply to compensation that is considered “performance-based” for purposes of Section 162(m). One of the conditions for compensation to be considered “performance-based” under Section 162(m) is that the material terms under which such compensation will be paid, including the performance goals, be disclosed to and approved by stockholders.

The compensation committee, which consists solely of outside directors as defined by Section 162(m), administers the 2008 Plan. Individuals eligible to participate in the 2008 Plan are the chief executive officer and any other executive officer of the company or a subsidiary selected by the committee to participate in the 2008 Plan. The committee has full power and authority, subject to the provisions of the 2008 Plan, to:

•	select the participants to whom incentive awards may be granted under the 2008 Plan;

•	determine the terms and conditions of each incentive award, including the length of the performance period;

•	certify the calculation of operating income and the amount of the incentive award payable to each participant for each performance period;

•	determine the time when incentive awards will be paid;

•

in connection with the determination of the amount of each award, determine whether and to what extent the incentive award shall be reduced based on such factors as the committee deems appropriate in its discretion;

•	determine whether payment of awards may be deferred by participants;

•	interpret and administer the 2008 Plan and any instrument or agreement entered into in connection with the 2008 Plan;

•

correct any defect, supply any omission or reconcile any inconsistency in the 2008 Plan or any incentive award in the manner and to the extent that the committee deems desirable to carry the 2008 Plan or such incentive award into effect;

•	establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the 2008 Plan; and

•	make any other determination and take any other action that the committee deems necessary or desirable for administration of the 2008 Plan.

The committee may delegate to one or more officers, or a committee of officers, of the company the authority to take actions on behalf of the committee pursuant to the 2008 Plan, to the extent such delegation is not inconsistent with applicable law or the rules of the NASDAQ Global Market or Section 162(m).

Not later than the earlier of 90 days after the beginning of each fiscal year or the expiration of 25% of the applicable performance period, the committee will (i) designate one or more performance periods, which shall be the company’s fiscal year or such other period, not to exceed five years, as the committee may establish; (ii) specify any adjustments to operating income for the performance period, and (iii) determine the participants for each performance period. In February 2011, the compensation committee designated the company’s 2011 fiscal year as the performance period and Mr. Ayers as the sole participant, and in February 2012, the committee designated the 2012 fiscal year as the performance period and Mr. Ayers again as the sole participant.

The 2008 Plan establishes limits on the maximum incentive payable to any participating individual for any performance period. For the chief executive officer, this limit is three-quarters of one percent (0.75%) of the operating income of the company for each full calendar year in the performance period. For all other individuals participating in the 2008 Plan, this limit is one-quarter of one percent (0.25%) of the operating income of the company for each full calendar year in the performance period. Subject to these limits, the committee determines the amount of each individual’s annual incentive opportunity for each year and has the discretion to reduce the annual incentive payable to such individual below the applicable limit. Operating income is the company’s consolidated operating income determined in accordance with generally accepted accounting principles in the United States and as reported in the company’s income statement included in the company’s Annual Report on Form 10-K filed with the SEC covering the applicable performance period. Operating income may be adjusted by the committee to eliminate the effects of differences between actual foreign currency exchange rates in the applicable performance period and currency exchange rates budgeted for such period, and to eliminate the effects of discrete items. Discrete items may include, without limitation, acquisition integration expenses, restructuring charges, acquisition purchase accounting adjustments, acquisition-related transaction costs, adjustments to finalized pre-acquisition contingencies, litigation-related expenses and payments, gains and losses on the disposition of assets, and non-cash write-downs.

The amount of an incentive award actually paid to a participant is determined by the committee in its sole discretion based on such factors as it deems appropriate, provided that the actual award shall not exceed the maximum incentive award with respect to such participant. Following the conclusion of each performance period, the committee will certify in writing the amount of the incentive award for each participant. The award amount shall be paid in cash or as a stock award under a stockholder-approved stock plan. Payment to each participant shall be made not later than March 15 following the end of the fiscal year in which the performance period ends, unless payment is deferred pursuant to a plan satisfying the requirements of Section 409A of the Internal Revenue Code.

Stock Incentive Plans

In February 2009, the board adopted the 2009 Plan, which was approved by the stockholders at our May 6, 2009 annual meeting. Prior to the 2009 Plan, options and other equity awards were granted under the 2003 Stock Incentive Plan, or 2003 Plan, and prior stock incentive plans, each of which were approved by our stockholders. The vesting, change in control, transferability and other relevant provisions for grants under the 2009 Plan are the same as for grants under the 2003 Plan.

Upon a “change in control” (as defined below), options and awards granted to all participants, including our executive officers and directors, are subject to the following vesting provisions: 25% of the unvested options and awards vest and become exercisable, unless the successor company in a corporate transaction does not assume or substitute option awards, in which case all options granted under the 2009 Plan and the 2003 Plan become fully vested and exercisable. In addition, if an optionee is terminated by the successor company without cause within two years following a change in control, then all options held by such optionee become fully vested and exercisable.

A “change in control” occurs upon any of the following events:

•

An acquisition by any individual, entity or group of beneficial ownership of 30% or more of either the then outstanding stock or the combined voting power of the then outstanding voting stock of the company. Certain acquisitions by the company or any employee benefit plan sponsored or maintained by the company would be excluded from this change in control determination.

•

A change in the composition of the board on the incentive compensation plan’s effective date such that the individuals who constitute the board, as of the effective date (the “incumbent board”), cease for any reason to constitute at least a majority of the board. Any individual who becomes a member of the board subsequent to the effective date, whose election or nomination was approved by a vote of at least a majority of those individuals who are members of the board and who were also members of the incumbent board are considered as a member of the incumbent board. Any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened solicitation with respect to the election of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an entity other than the board shall not be so considered as a member of the incumbent board.

•

A merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the company (a “corporate transaction”), excluding any corporate transaction pursuant to which:

•

all or substantially all of the individuals and entities who are the beneficial owners of the outstanding common stock and voting stock immediately prior to such corporate transaction will beneficially own, directly or indirectly, more than 60% of the outstanding common stock, and the combined voting power of the then outstanding voting stock of the corporation resulting from such corporate transaction, in substantially the same proportions as their ownership immediately prior to such corporate transaction;

•

no entity (other than the company, any employee benefit plan of the company, or the corporation resulting from such corporate transaction) will beneficially own, directly or indirectly, 30% or more of the outstanding shares of common stock of the corporation resulting from such corporate transaction or the combined voting power of the outstanding voting securities of such corporation, unless such ownership resulted solely from ownership of securities of the company prior to the corporate transaction; and

•

individuals who were members of the incumbent board will immediately after the consummation of the corporate transaction constitute at least half of the members of the board of directors of the corporation resulting from such corporate transaction.

•	The approval by the stockholders of the company of a complete liquidation or dissolution of the company.

In general, options granted under the 2009 Plan and 2003 Plan are not transferable, except by will or the laws of descent and distribution, and are exercisable during the lifetime of the grantee only while he or she is serving as an employee or director of the company or, except as described below, within three months after he or she ceases to serve as an employee or director of the company; provided, however, that the board has the discretion to allow a grantee to designate a beneficiary to exercise the options upon the grantee’s death. If a grantee dies or becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code) while serving as an employee or director, or dies within three months after ceasing to serve as an employee or director, options are exercisable within one year following the date of death or disability. Options granted to directors since February 2010 are exercisable for two years following the date of retirement, provided the director has served on the board for at least five years. Options granted to employees since February 2010 are exercisable for two years following the date of retirement, provided the employee retires from the company at or after age 60, and that the employee has been an employee of the company for at least ten years. Options granted prior to 2006 expire ten years from the date of grant, and options granted beginning in 2006 expire seven years from the date of grant.

Executive Bonus Recovery Policy

Effective March 3, 2010, the board adopted a Policy on Recovery of Incentive Compensation in Event of Certain Financial Restatements, also known as a “clawback policy”, that applies to annual performance-based cash incentive compensation granted to executive officers on or after March 3, 2010. “Incentive compensation” means bonuses and other cash incentive payouts, whether paid or unpaid, vested or unvested, and “executive officers” are all officers subject to reporting under Section 16 of the 1934 Act.

Under the clawback policy, if the company is required to restate its financial results for any of the three most recent fiscal years completed after March 3, 2010, other than a restatement due to changes in accounting principles or applicable law, and the board or the compensation committee determines that an executive has received more performance-based cash incentive compensation for the relevant fiscal year than would have been paid had the incentive compensation been based on the restated financial results, the board or compensation committee will take such action in its discretion that it determines appropriate to recover the cash incentive compensation that would not have been paid or awarded to the executive.

The clawback policy only applies to an executive if the board or compensation committee determines that the executive has engaged in fraud or willful misconduct that caused or partially caused the restatement. The board or compensation committee has the sole discretion to determine whether an executive has engaged in such conduct.

Employment Agreements

In connection with the hiring of Mr. Ayers as president, chief executive officer and chairman of IDEXX, the company granted Mr. Ayers options to purchase 900,000 shares of IDEXX common stock and entered into an agreement with Mr. Ayers that provided for a target bonus equal to 100% of his base salary, with actual bonus dependent on the achievement of personal and corporate goals. Under the agreement with Mr. Ayers, if Mr. Ayers’s employment is terminated at any time by the company other than for cause (except within two years following a change in control), the company will pay Mr. Ayers his base salary and continue to provide him with benefits (medical, dental and life insurance) for two years following such termination. In addition, his stock options and RSUs will continue to vest in accordance with their terms during such two-year period. Under Mr. Ayers’s employment agreement, “cause” is defined as willful, material misconduct, gross negligence in the performance of his duties, or breach of either his invention and non-disclosure agreement or non-compete agreement with the company. If Mr. Ayers’s employment is terminated by the company other than for cause or by Mr. Ayers for good reason (each as defined in his change in control agreement as described on pages 42-44) within two years following a change in control, he will receive the payments and benefits described under “Change in Control Agreements” on pages 42-44. In connection with his hiring, Mr. Ayers also executed the company’s standard non-compete agreement and invention and non-disclosure agreement, the terms of which are described on page 44.

Except for the change in control agreements described below, the company does not have any agreements with any other executive officers providing for the payment of severance benefits to such officers upon a termination of employment with the company for any reason.

The following table describes potential payments to Mr. Ayers under the employment agreement described above, assuming he was terminated without cause on December 31, 2011 and not in connection with or after a change in control. The actual amounts to be paid out can only be determined in the event of and at the time of his actual termination.

Potential Termination Payments

	September 30,	September 30,	September 30,	September 30,
	Salary (1)	Benefits (1)	Accelerated Vesting of Equity Awards (2)	Total

Jonathan W. Ayers	$1,400,000	$32,109	$5,052,924	$6,485,033

(1)	Mr. Ayers’s salary and benefits will be paid by the company. Salary and benefits are calculated by multiplying by two the annual salary and benefits in effect on December 31, 2011.

(2)	Mr. Ayers’s stock options and RSUs would continue to vest in accordance with their terms for two years following termination. Represents the intrinsic value of unvested stock options and RSUs as of December 31, 2011 that would continue to vest for two years following termination on December 31, 2011 using the closing sale price of the company’s common stock as of December 30, 2011 to illustrate the potential value at termination.

Change in Control Agreements

In March 2011, the company entered into new executive employment agreements (the “change in control agreements”) with its executive officers, which were substantially similar to previous change in control agreements entered into in October 2010 except that the new agreements eliminated the tax “gross up” provisions which obligated the company to reimburse executive officers for certain tax liabilities under Section 4999 of the Internal Revenue Code. The change in control agreements for all of the executive officers are identical except as described below. The change in control agreements provide for the company to make certain payments and provide certain benefits to the executive officers upon a qualifying termination of employment that follows a change in control of the company, as described further below. For a further discussion of the company’s reasons for having change in control agreements, refer to the discussion of change in control agreements in the Compensation Discussion and Analysis beginning on page 24.

The change in control agreements become effective upon a change in control of the company, which will occur generally upon any of the following events:

•	The acquisition by any person of 35% or more of the shares of common stock or combined voting power of the company’s outstanding securities.

•

A change in the composition of the company’s board of directors over a 24-month period prior to such change such that a majority of the board no longer consists of incumbent directors or directors nominated or elected by incumbent directors.

•

A reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the company (a “business combination”), unless immediately following such business combination:

•

the stockholders of the company immediately prior to such business combination own more than a majority of the outstanding shares of common stock and the combined voting power of the company’s outstanding voting securities of the corporation resulting in the business combination in substantially the same proportion as their ownership immediately prior to the transaction,

•	no person owns 20% or more of the stock of the corporation resulting from the business combination, and

•	at least half of the members of the board of the company resulting from the business combination were members of the board at the time of the agreement providing for such business combination.

•	Approval by the stockholders of a complete liquidation or dissolution of the company or sale of substantially all of the assets of the company.

Following a change in control, the company may not generally reduce an executive officer’s annual base salary or target bonus, or the aggregate benefits to which the executive officer is entitled under incentive plans and welfare benefit plans, below the level to which the executive officer was entitled prior to the change in control.

If the employment of an executive officer is terminated by the company without cause, as defined below, or by the executive officer for good reason, as defined below, within the period of two years following a change in control, then the company shall provide the following payments and benefits to the executive officer:

•	a prorated payment of the executive officer’s target bonus for the portion of the year of termination prior to the date of termination,

•

an amount equal to two times (three times in the case of Mr. Ayers) the sum of the executive officer’s annual base salary plus the average bonus received by the executive officer for the three full fiscal years preceding the change in control,

•

the continuation of all benefits under welfare benefit, savings and retirement plans (including, without limitation, medical, dental and life insurance plans) for a period of two years (three years in the case of Mr. Ayers) following the date of termination, and

•	any other amounts or benefits required to be paid to the executive officer under any plan, program, policy or practice or contract or agreement of the company.

The company will also reimburse the executive officer up to $12,500 per year (an aggregate of $25,000) for expenses incurred in connection with outplacement services and relocation costs in connection with obtaining new employment outside the State of Maine until the earlier of 2 years from termination of the executive officer’s employment or the date he or she secures full time employment.

Upon a change in control, each outstanding stock option, RSU, or other equity award, each of which is referred to as an equity award, held by an executive officer shall become immediately exercisable or vested as to 25% of the number of shares as to which such equity award otherwise would not then be exercisable or vested. Following a termination of the executive officer’s employment by the company within two years following a change in control other than for cause, or by the executive officer for good reason, all equity awards held by the executive officer shall become fully exercisable and vested. In addition, the 2009 Plan provides that all equity awards become fully vested and exercisable in the event a successor company in a corporate transaction does not assume or substitute option awards.

Under the change in control agreements, “cause” is defined as the willful failure of the executive to substantially perform the executive’s duties with the company, or the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the company. Under the change in control agreements, “good reason” is defined as one or more of the following conditions arising without the consent of the executive officer:

•	any material reduction of the executive officer’s base salary,

•	any material reduction of the executive officer’s authority, duties or responsibilities,

•	any material reduction of the budget over which the executive officer has authority,

•	a material change in the geographic location at which the executive officer is employed, or

•	certain breaches by the company of the agreement.

Under the change in control agreements with Messrs. Ayers, Ms. Raines, and Mr. Conan Deady, our corporate vice president, general counsel and secretary, if any such executive officer does not hold the same position with the entity surviving any change in control, then good reason will be deemed to exist.

Any notice of termination for good reason must be given to the company within 60 days of the initial existence of one or more of the conditions described above. The company will then be entitled to a period of 30 days during which it may remedy the condition(s) and not be required to pay benefits under the change in control agreement.

Under the current change in control agreements entered into with the executive officers in March 2011, there is no tax “gross-up” provision and the company is not required to reimburse the executive officers for any tax liabilities resulting from payments received by them under their change in control agreements.

As a condition of receipt of any benefits under the change in control agreements, the executive officer will be required to sign a customary release prepared by and provided by the company and to abide by the provisions thereof. The release will contain a release and waiver of any claims the executive or his or her representatives may have against the company and its officers, directors, affiliates and/or representatives, and will release those entities and persons from any liability for such claims including, but not limited to, all employment discrimination claims.

The change in control agreements have an initial term ending on September 30, 2012. Commencing on October 1, 2012 and on each annual anniversary of such date, unless previously terminated, each change in control agreement will automatically renew for a period of one year, unless the company has provided notice to the executive officer within 120 days prior to the renewal date indicating that the change in control agreement will not be renewed.

The change in control agreements do not supersede the standard non-compete agreements and invention and non-disclosure agreements between each executive and the company. The non-compete agreements provide that for a period of two years after voluntary termination by the executive or termination by the company with cause, the executive may not engage in any business enterprise that competes with the company or recruit, solicit or induce any employee of the company to terminate their employment with the company. The invention and non-disclosure agreements include standard provisions that all developments made or conceived by the executive during his or her employment by the company shall be the sole property of the company and that the executive will not disclose or use for his or her own benefit or the benefit of others the company’s proprietary information.

The following table describes potential payments to each of our named executive officers under the change in control agreements that were in effect as of December 31, 2011. The table assumes a change in control occurred and the officer’s employment was terminated by the company without cause or by the officer for good reason on December 31, 2011. The actual amounts to be paid out can only be determined in the event of and at the time of a change in control and a qualifying termination of each executive officer.

Potential Change in Control Payments

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Name	Salary(1)	Multiple of Average Bonus (1)	Pro-Rated Bonus (1)	Benefits (1)	Outplacement	Accelerated Vesting of Equity Awards (2)	Total (3)

Jonathan W. Ayers (3)	$2,100,000	$2,400,000	$700,000	$48,164	$25,000	$7,137,628	$12,410,792
Michael J. Williams, PhD	650,000	383,333	195,000	31,286	25,000	2,097,353	3,381,972
Johnny D. Powers, PhD	660,000	500,000	198,000	32,001	25,000	1,841,983	3,256,984
Merilee Raines	680,000	473,333	204,000	28,592	25,000	1,727,421	3,138,346
William E. Brown III, PhD	650,000	475,000	195,000	9,755	25,000	1,608,537	2,963,292

(1)	Salary and bonus payments shall be paid in a lump sum within 30 days of the date of termination. Benefits shall be paid by the company over the period stated in note (3).

(2)	Represents the intrinsic value of accelerated equity awards (stock options and RSUs), calculated based on the exercise price of the underlying awards and the closing sale price of the company’s common stock as of December 31, 2011.

(3)	Amounts for Mr. Ayers are three times his salary, three times his average annual bonus for the prior three years, and payment of benefits for three years. The amounts for all other executive officers represent two years of such payments and benefits.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviewed the company’s audited financial statements for the fiscal year ended December 31, 2011 and discussed them with management and PricewaterhouseCoopers LLP, or PwC, the company’s independent registered public accounting firm.

The audit committee has also discussed with PwC various communications that PwC is required to provide to the audit committee, including matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The audit committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with PwC their independence.

Based on the review and discussion referred to above, the audit committee recommended to the board of directors that the audited financial statements referred to above be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

By the audit committee of the board of directors,

Brian P. McKeon, Chairman
Thomas Craig
Barry C. Johnson, PhD
Joseph V. Vumbacco

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY

PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Stockholder proposals submitted pursuant to Rule 14a-8 under the SEC rules for inclusion in our proxy materials for our 2013 annual meeting of stockholders must be received by our corporate secretary at the address written in the next paragraph, by November 28, 2012. The deadline to submit a proposal for inclusion in our proxy materials for the 2012 annual meeting has passed.

Our amended and restated bylaws also establish an advance notice procedure that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders outside of the process under Rule 14a-8 described above. These procedures provide that nominations for director and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the corporate secretary of IDEXX at One IDEXX Drive, Westbrook, Maine 04092. Our amended and restated bylaws provide that stockholder proposals must include certain information regarding the nominee for director and/or the item of business. We must receive notice of your intention to introduce a nomination or proposed item of business at our 2013 annual meeting, and all supporting information, not less than 90 days or more than 120 days before the first anniversary of the preceding year’s annual meeting. However, if the date of our annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the anniversary date, then we must receive such notice at the address noted below not earlier than the 120th day before such annual meeting and not later than the close of business on the later of the (1) 90th day before such annual meeting or (2) the tenth day after the day on which notice of the meeting date was mailed or public disclosure was made, whichever occurs first. Assuming that our 2013 annual meeting is between, April 19, 2013 and July 8, 2013, as is currently expected, we must receive the notice of your intention to introduce a nomination or proposed item of business at our 2013 annual meeting, and all supporting information, no earlier than January 9, 2013 and no later than February 8, 2013.

OTHER MATTERS

The board of directors knows of no other matters to be presented for stockholder action at the annual meeting. If, however, other matters do properly come before the annual meeting or any adjournments or postponements thereof, the board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

The board of directors hopes that you will attend the annual meeting. Whether or not you plan to attend the annual meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope, or vote via the Internet or by telephone at your earliest convenience. If you attend the annual meeting, you can still vote your stock personally even though you may have already sent in your proxy.

By order of the board of directors,

Conan R. Deady, Secretary

March 28, 2012

IDEXX LABORATORIES, INC.

May 9, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in COMPANY NUMBER the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and ACCOUNT NUMBER Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at www.idexx.com/proxymaterials

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20330300000000000000 3 050912

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

FOR AGAINST ABSTAIN

1.

Election of Directors. To elect the three Class I directors listed in the attached proxy statement for three-year terms (Proposal One); 2. Advisory Vote to Approve Executive Compensation. To approve a nonbinding advisory resolution on the company’s executive

NOMINEES: compensation program (Proposal Two);

FOR ALL NOMINEES O William T. End

O Barry C. Johnson, PhD FOR AGAINST ABSTAIN

3.	Ratification of Appointment of Independent Registered Public

WITHHOLD AUTHORITY O Brian P. McKeon

Accounting Firm. To ratify the selection by the audit committee of

FOR ALL NOMINEES

the board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal

FOR ALL EXCEPT

(See instructions below) year (Proposal Three); and

4.

Other Business. To conduct such other business as may properly come before the annual meeting or any adjournments or postponements thereof, including approving any such adjournment or postponement, if necessary. Please note that at this time we are not aware of any such business, and the dates have passed for presenting any stockholder proposals pursuant to the company’s amended and restated bylaws or pursuant to Rule 14a-8 of the Securities and Exchange

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” Commission rules. and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

IDEXX LABORATORIES, INC.

Proxy for Annual Meeting of Stockholders To Be Held on May 9, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, revoking all prior proxies, hereby appoint(s) Jonathan W. Ayers, William T. End and Conan R. Deady, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of IDEXX Laboratories, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine, on Wednesday, May 9, 2012 at 10:00 a.m., local time, and at any adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.